UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

GARTNER, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 20, 2010

Dear Stockholder:

On behalf of the Board of Directors and Management of Gartner, Inc., I invite you to attend our 2010 Annual Meeting of Stockholders to be held on Thursday, June 3, 2010, at 10 a.m. local time, at our corporate headquarters at 56 Top Gallant Road, Stamford, Connecticut.

Details of the business to be conducted at the meeting are given in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow this letter.

We have mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2009 Annual Report to Stockholders and our Proxy Statement online, how to request a paper copy of these materials and how to vote. In addition, by following the additional instructions in the Proxy Statement, stockholders may request proxy materials electronically by email or in printed form by mail on an ongoing basis.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares, regardless of the number of shares you hold, by utilizing the voting options available to you as described in the Proxy Statement.

If you have any questions about the meeting, please contact our Investor Relations Department at (203) 316-6537.

We look forward to seeing you at the meeting.

Sincerely,

Eugene A. Hall
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 3, 2010

Time:	10:00 a.m. local time

Location:	56 Top Gallant Road Stamford, Connecticut 06902

Matters To Be Voted On:	(1) Election of ten members of our Board of Directors; and

(2) Ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.

Record Date:	April 8, 2010 – You are eligible to vote if you were a stockholder of record on this date.

Voting Methods:	By Internet – go to “www.proxyvote.com” and follow instructions
By Telephone – call 1-800-690-6903, 24 hours a day, and follow instructions
By Mail – if you received your proxy materials by mail, complete and sign your proxy card and return in enclosed envelope or mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717
In Person – attend the Annual Meeting and vote in person

Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented. If your shares are held in “street name,” we urge you to instruct your broker how to vote your shares.

Voting promptly will insure that we have a quorum at the meeting and will save us additional proxy solicitation expenses.

By Order of the Board of Directors,

Lewis G. Schwartz
Corporate Secretary

Stamford, Connecticut
April 20, 2010

56 Top Gallant Road
Stamford, Connecticut 06902

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held on June 3, 2010

GENERAL INFORMATION

THE ANNUAL MEETING AND PROPOSALS
The 2010 Annual Meeting of Stockholders of Gartner, Inc. will be held on June 3, 2010, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in greater detail below. This Proxy Statement and form of proxy, together with our 2009 Annual Report to Stockholders, are being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and any adjournment of the meeting, and are first being made available to our stockholders on or around April 20, 2010. We will refer to your company in this Proxy Statement as “we”, “us”, the “Company” or “Gartner.”

The specific proposals to be considered and acted upon at the Annual Meeting, which are described in more detail in this Proxy Statement, are: Proposal One: the election of ten nominees to our Board of Directors; and Proposal Two: the ratification of the selection of KPMG LLP as our independent auditors for 2010.

INFORMATION CONCERNING PROXY MATERIALS AND THE VOTING OF PROXIES

Why Did You Receive a Notice Regarding Availability of Proxy Materials?
Securities and Exchange Commission (SEC) rules allow companies to furnish proxy materials to their stockholders via the Internet. This “e-proxy” process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs and reducing the environmental impact of our annual meeting. Accordingly, on April 20, 2010, we mailed to our stockholders a notice regarding the availability of proxy materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access our proxy materials for the 2010 Annual Meeting on a website, how to request a printed set of proxy materials and how to vote your shares. We expect to shortly mail paper copies of our proxy materials to certain stockholders who have already elected to receive printed materials.

How Can You Get Electronic Access to Proxy Materials?
The Notice provides instructions regarding how to view our proxy materials for the 2010 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit: www.proxyvote.com and have available your 12-digit Control number(s) located on your Notice.

How Can You Request Paper Copies of Proxy Materials?
If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you want to receive paper copies of the proxy materials, you must request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before May 20, 2010. To request paper copies, stockholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit Control number(s) (located on your Notice) in the subject line.

How Can You Sign Up to Receive Future Proxy Materials Electronically?
You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “How Can You Vote” to vote using the Internet and vote your shares. After submitting your vote, follow the prompts to sign up for electronic delivery.

Who Can Vote at the Annual Meeting?
Only stockholders of record at the close of business on April 8, 2010 (the “Record Date”) may vote at the Annual Meeting. As of April 8, 2010, there were 96,146,351 shares of our common stock, par value $.0005 per share (“Common Stock”) outstanding and eligible to be voted. Treasury shares are not voted.

How Can You Vote?
You may vote using one of the following methods:

•	Internet. You may vote on the Internet up until 11:59 PM Eastern Time on June 2, 2010 by going to the website for Internet voting on the Notice or your proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

•	Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time on June 2, 2010, and following prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

•	Mail. If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717.

•	In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

How to Revoke Your Proxy or Change Your Vote
A later vote by any means will cancel an earlier vote. You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	giving written notice of revocation to: Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212; or

•	submitting another timely proxy by the Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

How Many Votes You Have
Each stockholder has one vote for each share of our Common Stock that he or she owned on the Record Date for all matters being voted on.

If Your Shares Are Held in “Street Name,” How Will Your Broker Vote?
If your brokerage firm, bank, broker or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. The broker is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker may not vote your shares. In this case, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

Quorum
A quorum is constituted by the presence, in person or by proxy, of holders of our Common Stock representing a majority of the number of shares of Common Stock entitled to vote. Abstentions and broker non-votes (described above) will be considered present to determine the presence of a quorum.

Votes Required
Election of Directors: In the election of directors, the ten persons receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected. (See “Proposal One: Election of Directors” on page 4). Abstentions and broker non-votes are not counted for purposes of the Election of Directors.

Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so it is important that you provide instructions to your broker regarding the voting of your shares. See “If Your Shares Are Held in “Street Name,” How Will Your Broker Vote” above.

Ratification of Auditors: The affirmative “FOR” vote of a majority of the votes cast is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. (See Proposal Two: Ratification of Selection of Independent Auditors on page 9). Broker non-votes count as votes “FOR” the proposal for Ratification of Auditors.

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. If for any reason any of the nominees is not available as a candidate for director at the date of the Annual Meeting, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors. As of the date of this Proxy Statement, we were unaware of any other matter to be raised at the Annual Meeting.

What Are the Recommendations of the Board?
The Board of Directors recommends that you vote FOR the election of the ten nominees to our Board of Directors and FOR the ratification of the selection of KPMG LLP as our independent auditor for fiscal 2010.

Who Is Distributing Proxy Materials and Bearing the Cost of the Solicitation?
This solicitation of proxies is being made by the Board of Directors and we will bear the entire cost of this solicitation, including costs associated with mailing the Notice and related internet access to proxy materials, the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material that we may provide to stockholders. Gartner will request brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to solicit proxies from these persons and will pay the costs associated with such activities. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic mail and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Where can I find the voting results of the Annual Meeting?
We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the 2010 Annual Meeting, which will also be available on our investor relations website — www.investor.gartner.com.

Who Can Answer Your Questions?
If you have questions about this Proxy Statement or the Annual Meeting, please call our Investor Relations Department at (203) 316-6537.

PROPOSAL ONE: ELECTION OF DIRECTORS
GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS AND NOMINEES
Our Board, acting through the Governance/Nominating Committee, is responsible for assembling for stockholder consideration each year a group of nominees that, taken together, have the experience, qualifications, attributes and skills appropriate and necessary to carry out the duties and responsibilities of, and to function effectively as, the board of directors of Gartner. The Governance Committee regularly reviews the composition of the board in light of the needs of the Company, its assessment of board and committee performance, and the input of stockholders and other key stakeholders. The Governance Committee looks for certain common characteristics in all nominees, including integrity, strong professional experience and reputation, a record of achievement, constructive and collegial personal attributes and the ability and commitment to devote sufficient time and effort to board service. In addition, the Governance Committee seeks to include on the board a complementary mix of individuals with diverse backgrounds and skills that will enable the board as a whole to effectively manage the array of issues it will confront in furtherance of its duties. These individual qualities can include matters such as experience in the technology industry; experience managing and operating large public companies; financial, accounting, executive compensation and capital markets expertise; and leadership experience.

Our Board currently has ten directors who serve for annual terms. All of the nominees listed below are incumbent directors who have been nominated for re-election, and have agreed to serve another term. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present Board to fill the vacancy. Each person elected as a director will continue to be a director until the 2011 Annual Meeting or until a successor has been elected.

Michael J. Bingle	William O. Grabe
Richard J. Bressler	Eugene A. Hall
Karen E. Dykstra	Stephen G. Pagliuca
Russell P. Fradin	James C. Smith
Anne Sutherland Fuchs	Jeffrey W. Ubben

None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption.

Our CEO, Eugene A. Hall, has an employment agreement with the Company that obligates the Company to include him on the slate of nominees to be elected to our Board during the term of the agreement. See “Executive Compensation — Employment Agreements with Executive Officers.”

There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

INFORMATION ABOUT DIRECTOR NOMINEES
The name, age, principal occupation for the last five years, public company board experience, selected additional biographical information and period of service as a director of the Company of each of the nominees for election as a director are set forth below. Additionally, set forth below is a summary of each director’s experience, qualifications and background which, among other factors, support their respective qualifications to continue to serve on the Company’s board.

Michael J. Bingle, 38, has been a director since October 2004. Mr. Bingle is a Managing Director of Silver Lake, a private equity firm that he joined in January 2000. Prior thereto, he was a principal with Apollo Management, L.P., a private investment partnership, and an investment banker at Goldman, Sachs & Co., an investment banking firm. From September 2005 to January 2006, he served as a director of TD Ameritrade Holding Corporation. Mr. Bingle’s investing, investment banking and capital markets expertise, coupled with his extensive working knowledge of Gartner (a former Silver Lake portfolio company), its financial model and core financial strategies, provide valuable perspective and guidance to our board and Governance Committee, and qualify him to continue to serve as director.

Richard J. Bressler, 52, has been a director since February 2006. Mr. Bressler is a Managing Director of Thomas H. Lee Partners, L.P., a private equity firm that he joined in January 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Prior to joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive of Time Warner Digital Media and as Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Inc. in 1988, Mr. Bressler, a CPA, was a partner with the accounting firm of Ernst & Young. Mr. Bressler is a director of Warner Music Group Corp., The Nielson Company B.V. and CC Media Holdings, Inc., and a former director of America Media Operations, Inc. He is also a member of the JP Morgan Chase National Advisory Board and a Board Observer of Univision Communications, Inc. Mr. Bressler qualifies as an audit committee financial expert, and his extensive financial and operational roles at large U.S. public companies bring a wealth of management, financial, accounting and professional expertise to our board and Audit Committee, and qualify him to continue to serve as director.

Karen E. Dykstra, 51, has been a director since July 2007. Ms. Dykstra has been a partner of Plainfield Asset Management LLC (“Plainfield”), since January 2007, and Chief Operating Officer, Chief Financial Officer and director of Plainfield Direct Inc., Plainfield’s business development company, both located in Greenwich, Connecticut, since May 2006. Prior thereto, she spent several years with Automatic Data Processing, Inc., located in Roseland, New Jersey, most recently as Chief Financial Officer from January 2003 to May 2006, Vice President — Finance from July 2001 to January 2003 and Corporate Controller from October 1998 to July 2001. Ms. Dykstra is also a director of Crane Co., AOL Inc. and various private companies. Ms. Dykstra qualifies as an audit committee financial expert, and her extensive management, financial, accounting and oversight experience provide important expertise to our board and Audit Committee, and qualify her to continue to serve as director.

Russell P. Fradin, 54, has been a director since June 2007. Since September 2006, he has been chairman, chief executive officer and a director of Hewitt Associates, Inc., a provider of HR business process outsourcing and related consulting services. From February 2004 until joining Hewitt, he was president, chief executive officer and a director of Bisys Group, Inc., a provider of outsourcing solutions to investment firms, insurance companies and banks. Before joining Bisys, Mr. Fradin held various senior positions at Automatic Data Processing, Inc., most recently as president of its Global Employer Services Group. Additionally, he spent 18 years at McKinsey & Company, serving most recently as Director. Mr. Fradin’s extensive executive management and operations expertise in technology-related companies, as well as his knowledge of executive compensation practices and issues, provide an important perspective to our board and Compensation Committee, and qualify him to continue to serve as director.

Anne Sutherland Fuchs, 63, has been a director since July 1999. She is currently a consultant to private equity firms and Chair of the Commission on Women’s Issues for New York City, a position she has held since 2002. Previously, Ms. Fuchs served as a senior executive with operational responsibility at LVMH Moët Hennessy Louis Vuitton, Phillips de Pury & Luxembourg and several publishing companies, including Hearst Corporation, Conde Nast, Hachette and CBS. Ms. Fuchs is also a director of Pitney Bowes Inc. Ms. Fuchs’ executive management, content and branding skills plus operations expertise, her knowledge of government operations and government partnerships with the private sector, and her keen interest and knowledge of diversity, governance and executive compensation matters provide important perspective to our board and its Governance and Compensation Committees, and qualify her to continue to serve as director.

William O. Grabe, 71, has been a director since April 1993. Mr. Grabe is a Managing Director of General Atlantic LLC, a global private equity firm. Prior to joining General Atlantic in 1992, Mr. Grabe was a Vice President and Corporate Officer of IBM Corporation. Mr. Grabe is presently a director of Compuware Corporation, Infotech Enterprises Limited, Lenovo Group Limited and Patni Computer Systems Ltd. and various private companies, all of which are portfolio companies of General Atlantic, and a former director of LHS AG and Digital China Holdings Limited. Mr. Grabe’s extensive senior executive experience at IBM, his knowledge of business operations and his vast knowledge of the global information technology industry have made him a valued member of the board and Governance Committee, and qualify him to continue to serve as director.

Eugene A. Hall, 53, has been our Chief Executive Officer and a director since August 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and service company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director. As Gartner’s CEO, Mr. Hall is responsible for developing and executing on the Company’s operating plan and business strategies in consultation with the board of directors and for driving Gartner’s business and financial performance, and, therefore, is qualified to continue to serve as the principal management representative on the board.

Stephen G. Pagliuca, 55, served as a director from July 1990 until September 2009 when he resigned to enter the Massachusetts U.S. Senate race. He was unanimously re-appointed to the board on February 4, 2010. Mr. Pagliuca is a Managing Director of Bain Capital Partners, LLC and is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982, and founded the Information Partners private equity fund for Bain Capital in 1989. Prior to joining Bain, Mr. Pagliuca worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of Burger King Holdings, Inc., Hospital Corporation of America and he previously served as a director of Warner Chilcott PLC and Quintiles Transnational Corporation. Mr. Pagliuca has served on our board since Gartner first became a public company (with the exception of the recent five month hiatus to run for public office). He has deep subject matter knowledge of Gartner’s history, the development of its business model and the global information technology industry, as well as financial and accounting matters, all of which provide valuable guidance to the board and qualify him to continue to serve as director.

James C. Smith, 69, has been a director since October 2002 and Chairman of the Board since August 2004. Until its sale in 2004, Mr. Smith was Chairman of the Board of First Health Group Corp., a national health benefits company. He also served as First Health’s Chief Executive Officer from January 1984 through January 2002 and President from January 1984 to January 2001. Mr. Smith is a director of various private companies. Mr. Smith’s long-time expertise and experience as the founder, senior-most executive and chairman of the board of a successful large public company provides a unique perspective and insight into management and operational issues faced by the board, Audit Committee and by our CEO. This experience, coupled with Mr. Smith’s personal leadership qualities, qualify him to continue to serve as director, and as Chairman of the Board.

Jeffrey W. Ubben, 48, has been a director since June 2004. Mr. Ubben is a founder, the Chief Executive Officer and Chief Investment Officer of ValueAct Capital, an investment partnership, which owns 21.6% of our Common Stock as of the date of this Proxy Statement. Prior to founding ValueAct Capital in 2000, Mr. Ubben was a Managing Partner at Blum Capital Partners for more than five years. Previously, Mr. Ubben spent eight years at Fidelity Investments where he managed the Fidelity Value Fund. Mr. Ubben is a also a director of Sara Lee Corporation and Misys, plc, a former chairman and director of Martha Stewart Living Omnimedia, Inc., and a former director of Acxiom Corporation, Catalina Marketing Corporation, Omicare Inc., Per-Se Technologies, Inc., Mentor Corporation and several other private companies. In addition, Mr. Ubben serves as chairman of the national board of the Posse Foundation and is on the board of trustees of Northwestern University and the board of the American Conservatory Theatre. Mr. Ubben’s investment banking and capital markets expertise and his management and executive leadership experience, combined with his extensive working knowledge of Gartner, its financial model and core financial strategies (resulting from ValueAct’s long-term substantial investment in Gartner), provide valuable insight to the board and Compensation Committee as it works with management to maximize shareholder value, and qualify him to continue to serve as a director.

COMPENSATION OF DIRECTORS
Directors who are also employees, and directors who we are contractually obligated to appoint to the Board, receive no fees for their services as directors. All other directors receive the following compensation for their services:

Annual Fee:	$50,000 per director and an additional $60,000 for our non-executive chairman of the board, payable in arrears in four equal quarterly installments, on the first business day of each quarter. These amounts are paid in common stock equivalents (CSEs) granted under the Company’s 2003 Long-Term Incentive Plan (“2003 Plan”), except that a director may elect to receive up to 50% in cash. The CSEs convert into Common Stock on the date the director’s continuous status as a director terminates, unless the director elected accelerated release as provided in the 2003 Plan. The number of CSEs awarded is determined by dividing the aggregate director fees owed for a quarter on the first business day following the close of that quarter by the closing price of the Common Stock on that date.

Annual Committee Chair Fee:	$5,000 for the chair of each of our Compensation and Governance Committees. $10,000 for the chair of our Audit Committee. Amounts are payable in the same manner as the Annual Fee.

Annual Committee Member Fee:	$5,000 for each of our Compensation and Governance Committee members and $10,000 for each Audit Committee member. Committee chairs receive both a committee chair fee and a committee member fee. Amounts are payable in the same manner as the Annual Fee.

Annual Equity Grant:	$70,000 in value of restricted stock units (RSUs), awarded annually on the date of the Annual Meeting. The number of RSUs awarded is determined by dividing $70,000 by the closing price of the Common Stock on the award date. The restrictions lapse one year after grant subject to continued service.

Attendance Fee for Board Meetings:	None; however, we do reimburse directors for their expenses to attend meetings.

DIRECTOR COMPENSATION TABLE
This table sets forth compensation (in dollars) earned or paid in cash, and the grant date fair value of equity awards made, to our non-management directors on account of services rendered as a director in 2009. In 2009, Michael Bingle was appointed to the board pursuant to a contractual obligation (which terminated in December 2009) and, accordingly, received no compensation for his service. Mr. Hall receives no compensation for service as director.

	Fees
	Earned
	Or Paid	Stock
	in Cash	Awards
Name	(1)	(2)	Total

Richard J. Bressler	70,000	70,000	140,000
Karen E. Dykstra	60,000	70,000	130,000
Russell P. Fradin	55,000	70,000	125,000
Anne Sutherland Fuchs	65,000	70,000	135,000
William O. Grabe	60,000	70,000	130,000
Steven G. Pagliuca	36,277	70,000	106,277
James C. Smith	120,000	70,000	190,000
Jeffrey W. Ubben (3)	125,000	—	125,000

(1)	Includes amounts earned in 2009 and paid in cash and/or common stock equivalents (CSEs) on account of (i) a $50,000 annual director fee; (ii) an additional $60,000 fee for the chairman of the board (James C. Smith), (iii) a $5,000 annual fee for each committee membership ($10,000 for audit); and (iv) an additional $5,000 fee for service as a committee chairman ($10,000 for audit).

(2)	Represents the grant date value of an annual equity award computed in accordance with FASB ASC Topic 718 (column (c)) consisting of 4,340 restricted stock units (RSUs) that vest one year from the award date, which was June 4, 2009, the date of the 2009 Annual Meeting of Stockholders, subject to continued service through that date; accordingly, the award made to Mr. Pagliuca was forfeited due to his resignation from the board in September 2009 to run for public office. (He was subsequently re-appointed in February 2010). The number of RSUs awarded was calculated by dividing $70,000 by the closing price of our Common Stock on the award date ($16.13).

(3)	In 2009, Mr. Ubben received the value of the annual director equity award in cash because he was restricted from receiving additional shares of Common Stock under our Rights Agreement due to his affiliation with ValueAct Capital. The Rights Agreement terminated by its terms in February 2010.

RECOMMENDATION OF OUR BOARD
Our Board unanimously recommends that you vote “FOR” management’s ten nominees for election to the Board of Directors.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected KPMG LLP to serve as the Company’s independent auditors for the 2010 fiscal year. Additional information concerning the Audit Committee and its activities with KPMG can be found in the “Audit Committee Report” and the “Principal Accountant Fees and Services” below.

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. Ratification by the stockholders of the selection of KPMG is not required by law, the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG for stockholder ratification to ascertain stockholders’ views on the matter.

Representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

AUDIT COMMITTEE REPORT
Pursuant to its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has reviewed and discussed with management and with KPMG Gartner’s audited consolidated financial statements for the year ended December 31, 2009. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has received the written disclosures and letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG that firm’s independence.

Based on the review and discussions noted above, as well as discussions regarding Gartner’s internal control over financial reporting and discussions with Gartner’s internal audit function, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in Gartner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Richard J. Bressler
Karen E. Dykstra
James C. Smith

April 20, 2010

PRINCIPAL ACCOUNTANT FEES AND SERVICES
During 2009, KPMG performed recurring audit services, including the examination of our annual financial statements, limited reviews of quarterly financial information, certain statutory audits and tax services for the Company. The aggregate fees billed for professional services by KPMG in 2008 and 2009 for various services performed by them were as follows:

Types of Fees	2008	2009

Audit Fees	$2,400,158	$2,361,000
Audit-Related Fees	—	—
Tax Fees	231,000	228,000
All Other Fees	—	—

Total Fees	$2,631,158	$2,589,000

Audit Fees. Audit fees billed for 2008 and 2009 relate to professional services rendered by KPMG for the audit of the Company’s annual consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the review of its quarterly financial statements contained in the Company’s

Quarterly Reports on Form 10-Q, as well as work performed in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees relate to professional services rendered by KPMG primarily for audit support services. KPMG provided no services in this category in 2008 and 2009.

Tax Fees. Tax fees billed for 2008 and 2009 relate to professional services rendered by KPMG for permissible tax compliance in foreign locations, tax advice, tax planning and tax audits.

All Other Fees. This category of fees covers all fees for any permissible service not included in the above categories. KPMG provided no services in this category in 2008 and 2009.

Pre-Approval Policies. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management report periodically to the Audit Committee regarding the services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In the case of permissible tax services, the Audit Committee has approved overall fee amounts for specific types of permissible services (i.e., tax compliance, tax planning and tax audit support) to allow management to engage KPMG expeditiously as needed as projects arise. All services rendered in 2009 were pre-approved by the Audit Committee.

RECOMMENDATION OF OUR BOARD
Our Board unanimously recommends that you vote “FOR” ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal 2010.

CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Our Board Principles and Practices are available at www.investor.gartner.com under the “Corporate Governance” link and are periodically reviewed and revised as necessary by our Governance Committee and Board, most recently in October 2009. They require that our Board be comprised of a majority of directors who meet the criteria for independence from management set forth by the New York Stock Exchange (“NYSE”) in its corporate governance standards.

Our committee charters likewise require that our standing Audit, Compensation and Governance/Nominating Committees be comprised only of independent directors. Additionally, the Audit Committee members must be independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Compensation Committee members must be independent under Rule 16b-3 promulgated under the Exchange Act and qualify as outside directors under regulations promulgated under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Utilizing all of these criteria, as well as all relevant facts and circumstances, the Board annually assesses the independence from management of all non-management directors and committee members by reviewing the commercial, financial, familial, employment and other relationships between each director and the Company, its auditors and other companies that do business with Gartner.

Any director who changes his or her primary employment must tender a resignation from the Board in order to enable the Governance Committee to determine whether the change in employment creates an actual or potential conflict of interest, lack of independence or other issue that renders the director’s continued service undesirable, thereby allowing the Board to avoid removal procedures.

After analysis and recommendation by the Governance Committee, the Board determined that all of our non-management directors (i.e., Michael Bingle, Richard Bressler, Karen Dykstra, Russell Fradin, Anne Sutherland Fuchs, William Grabe, Stephen Pagliuca, James Smith and Jeffrey Ubben) are independent under the NYSE standards; that our Audit Committee members (Ms. Dykstra and Messrs. Bressler and Smith) are also independent under Section 10A-3 of the Exchange Act; and that our Compensation Committee members (Ms. Fuchs and Messrs. Fradin and Ubben) are independent under Exchange Act Rule 16b-3 and qualify as outside directors under Code Section 162(m) regulations.

The Governance Committee and the Board specifically addressed the stock ownership by ValueAct (21.6% of our Common Stock as of the date of this Proxy Statement), and the affiliation of Mr. Ubben with ValueAct. After consideration of all relevant facts and circumstances, the Board concluded that the fact of this ownership in and of itself did not impair Mr. Ubben’s independence from management.

BOARD LEADERSHIP STRUCTURE
The leadership of our Board of Director rests with our independent Chairman of the Board, Mr. James C. Smith. Gartner believes that the separation of functions between the CEO and Chairman of the Board provides independent leadership of the board in the exercise of its management oversight responsibilities, increases the accountability of the CEO and creates transparency into the relationship between executive management, the board of directors and the stockholders. Additionally, in view of Mr. Smith’s extensive experience as a chief executive officer of a major corporation, he is able to provide an independent point of view to our CEO on important management and operational issues.

RISK OVERSIGHT
Management, through the monthly meeting of the executive operating committee, deals with emerging operational and strategic risks facing the Company. Additionally, management believes that, through its Risk function, as well as through its review and testing of internal controls over financial reporting, it maintains robust financial statement risk assessment and risk management processes. The Risk function (which includes internal audit) conducts an annual company-wide risk assessment, from which areas of potential risk are identified and an internal audit plan is developed. Internal audit examines risk areas and makes suggestions to management to ameliorate any identified risk. Management’s Disclosure Committee likewise reviews the adequacy of the Company’s risk factor disclosures on a quarterly basis.

The Risk function reports directly to the Audit Committee, and provides the committee with a report each quarter. The committee reviews the results of the risk assessment process and the proposed internal audit plan. Subsequent quarterly meetings include an update on ongoing internal audit activities — including results of recent audits and any changes to the audit plan — and insurance updates. Risk also meets with the Audit Committee in executive session on a quarterly basis. At the Audit Committee meetings, areas of potential risk are identified and discussed by management and the committee; the committee often suggests additional areas that may warrant the attention of the Risk function.

As noted above, the Company maintains internal controls and procedures over financial reporting that are updated and tested annually. Any internal control deficiencies and the status of remediation efforts likewise are reported to the Audit Committee.

Any areas of significant risk are brought to the attention of the full board by the Audit Committee. In addition, the Company’s strategic objectives and activities are discussed with the board and approved annually.

Risk Assessment of Compensation Policies and Practices
Management has conducted a risk assessment of the Company’s compensation policies and practices, including all executive compensation and company-wide compensation policies and practices, as well as the many variable compensation policies applicable to our global sales force. The results of this assessment have been reported to the Compensation Committee. Management has concluded and the Compensation Committee has agreed that no Company compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD AND COMMITTEE MEETINGS AND ANNUAL MEETING ATTENDANCE
Our Board held seven meetings during 2009. During 2009, all of our directors attended at least 75% of the aggregate of all Board and committee meetings held (during the periods in which such director served as a director and/or committee member.) At each Board and committee meeting, the non-management directors met in executive session. James C. Smith, our non-executive Chairman of the Board, presided over these executive sessions at the Board meetings, and each committee chairperson presided over the executive sessions at their respective committee meetings. Directors are welcome, but not required, to attend the Annual Meeting of Stockholders. In 2009, only Mr. Hall attended the Annual Meeting of Stockholders.

COMMITTEES GENERALLY AND CHARTERS
As noted above, our Board has three standing committees: Audit, Compensation and Governance/Nominating and all committee members have been determined by our Board to be independent under applicable standards. Our Board of Directors has approved a written charter for each committee which is reviewed annually and revised as appropriate, most recently in October 2009. A current copy of each charter is available at www.investor.gartner.com under the “Corporate Governance” link. See “Miscellaneous — Available Information” below.

GOVERNANCE/NOMINATING COMMITTEE
Our Governance/Nominating Committee (the “Governance Committee”) presently consists of Ms. Fuchs and Messrs. Bingle and Grabe (Chairperson). It held four meetings during 2009. Our Governance Committee considers such matters as:

•	the size, composition and organization of our Board;

•	the independence of directors;

•	our corporate governance policies, including our Board Principles and Practices;

•	the criteria for membership as a director and the selection of individuals for election to the Board;

•	recommendations of committee assignments;

•	recommendations concerning the form and amount of director compensation; and

•	the performance evaluation of our CEO, management succession planning and annual board evaluations.

In early 2010, at the recommendation of the Governance Committee, the Board resolved to reset its size at ten (10) directors. It concluded that the current membership provided an appropriate mix of talents, background and experiences that enabled the Board to effectively and efficiently carry out its responsibilities.

Candidates for Board nomination may be brought to the attention of the Governance Committee by current Board members, management, stockholders or other persons. All potential new candidates are fully evaluated by the Governance Committee, in accordance with its charter, and then considered by the entire Board for nomination.

Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Chairman of the Governance/Nominating Committee, c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212, and indicating the recommended candidate’s name, biographical data, professional experience and any other qualifications.

While the Governance Committee has not specified minimum qualifications for candidates it recommends, it will consider the qualifications, skills, expertise, qualities, diversity, age, availability and experience of all candidates that are presented to it for consideration. The Board utilizes a concept of diversity that extends beyond race, gender and national origin to encompass the viewpoints, professional experience and other individual qualities and attributes of candidates that will enable the Board to select candidates who are best able to carry out the Board’s responsibilities and complement the mix of talent and experience represented on the Board.

Each nominee for election at the 2010 Annual Meeting of Stockholders is an incumbent director who was recommended for nomination by the Governance Committee, and nominated by the full Board for re-election.

AUDIT COMMITTEE
Gartner has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee presently consists of Ms. Dykstra and Messrs. Bressler (Chairperson) and Smith. Our Board has determined that both Ms. Dykstra and Mr. Bressler qualify as Audit Committee Financial Experts, as defined by the rules of the SEC, and have the requisite accounting or related financial management expertise required by the NYSE corporate governance listing standards, and that all members are financially literate as required by the NYSE corporate governance listing standards. During 2009, the Audit Committee held five meetings.

Our Audit Committee serves as an independent body to assist in Board oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the Company’s Risk and internal audit functions; and

•	the Company’s independent auditors.

Additionally, the Committee:

•	is directly responsible for the appointment, compensation and oversight of our independent auditors;

•	approves the engagement letter describing the scope of the audit;

•	approves fees for audit and non-audit services;

•	provides an open avenue of communication among the independent auditors, the Risk and internal audit functions, management and the Board;

•	resolves disagreements, if any, between management and the independent auditors regarding financial reporting for the purpose of issuing an audit report in connection with our financial statements; and

•	prepares the Audit Committee Report required by the SEC and included in this Proxy Statement on page 9 above.

The independent auditors report directly to the Audit Committee. By meeting with independent auditors and internal auditors, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, any changes thereto and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls. Additionally our internal audit function reports directly to the Audit Committee. After each Audit Committee meeting, the Committee meets separately with the independent auditors and separately with the internal auditors, without management present.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number that is managed by a third party is available for confidential and anonymous submission of concerns. All submissions are reported to the General Counsel and, in turn, to the Chairman of the Audit Committee. The Audit Committee has the power and funding to retain independent counsel and other advisors as it deems necessary to carry out its duties.

COMPENSATION COMMITTEE
Our Compensation Committee presently consists of Ms. Fuchs (Chairperson) and Messrs. Fradin and Ubben. Our Board has determined that each member of the Compensation Committee qualifies as a non-employee director under Exchange Act Rule 16b-3 and as an outside director under regulations issued under Code Section 162(m). During 2009, the Compensation Committee held six meetings.

The Compensation Committee has responsibility for administering and approving all elements of compensation for the Chief Executive Officer and other executive officers. It also approves, by direct action or through delegation, all equity awards, grants, and related actions under the provisions of our 2003 Long-Term Incentive Plan (the “2003 Plan”), and administers the 2003 Plan. Consistent with the terms of the 2003 Plan, the Committee makes an annual delegation of authority to the CEO to make equity awards to certain individuals not to exceed $100,000 in value or $1,000,000 in aggregate value in a calendar year. This delegation does not permit any award to an employee subject to Section 16 of the Exchange Act (i.e., all executive officers) or any award which would jeopardize the 2003 Plan’s qualifications under Section 162(m) or Exchange Act Rule 16b-3. The purpose of this delegation is to grant flexibility to the CEO in new hire, retention and promotion situations involving key personnel other than executive officers.

The Compensation Committee is also responsible for:

•	evaluating CEO performance (with the input and oversight of the Governance Committee and Chairman);

•	establishing CEO compensation with input from the full Board within the confines of the CEO’s employment agreement;

•	approving the peer group established for executive compensation purposes;

•	approving all components of compensation paid to executive officers and directors; and

•	providing oversight in connection with company-wide compensation programs.

In setting CEO compensation and compensation for other executive officers, the Committee will consider the results of performance evaluations, benchmarking, the advice of our outside compensation consultant, published survey data and input from the CEO and human resources department. The CEO is responsible for reviewing the performance of all other executive officers, all of whom report directly to him, and recommending the annual salary increase, bonus program and equity award, if any, for these executive officers to the Committee for its approval. Please refer to the “Compensation Discussion and Analysis” on page 18 for a more detailed discussion of executive compensation. Finally, the Committee reviewed and approved the Compensation Discussion and Analysis, recommended its inclusion in this Proxy Statement (and Annual Report on Form 10-K for 2009) and issued the related report to stockholders as required by the SEC (see “Compensation Committee Report” on page 25 below).

Mercer (US) Inc. (“Mercer”) was retained by the Company to provide information, analyses, and advice regarding 2009 executive compensation and reported to the Compensation Committee chair. In the course of conducting its activities, Mercer attended four meetings of the Committee in 2009 and presented its findings and recommendations for discussion. In connection with 2009 executive compensation, Mercer:

•	Evaluated the competitive positioning of the Company’s named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to its primary peers and the broader industry

•	Assessed the alignment of the Company compensation levels relative to performance of the Company against its peer group and relative to the Company’s articulated compensation philosophy; and

•	Briefed the Compensation Committee and management on executive compensation trends among the Company’s peers and broader industry.

All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.

Compensation Committee Interlocks and Insider Participation. During 2009, no member of the Compensation Committee served as an officer or employee of the Company, was formerly an officer of the Company or had any relationship with the Company required to be disclosed under “Transactions With Related Persons.” Additionally, during 2009, no executive officer of the Company: (i) served as a member of the compensation committee (or full board in the absence of such a committee) or as a director of another entity, one of whose executive officers served on our Compensation Committee; or (ii) served as a member of the compensation committee (or full board in the absence of such a committee) of another entity, one of whose executive officers served on our Board.

DIRECTOR STOCK OWNERSHIP GUIDELINES
The Board believes directors should have a financial interest in the Company. Accordingly, each director is required to own at least 10,000 shares of our Common Stock. New directors also have three years from election or appointment to comply with the policy as follows: 25% within one year of election or appointment; 50% within two years of election or appointment; and 100% within three years of election or appointment. We permit directors to apply deferred but vested RSUs towards satisfying these requirements. All of our directors are in compliance with these guidelines.

CODE OF ETHICS
Gartner has adopted a CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, a Code of Business Conduct, which applies to all Gartner officers, directors and employees, and Principles of Ethical Conduct which applies to all employees. All of these codes are available at www.investor.gartner.com under “Corporate Governance.” At least annually, each director and each member of senior management must affirm his or her compliance with the Code of Business Conduct. See “Miscellaneous — Available Information” below.

EXECUTIVE OFFICERS
GENERAL INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following individuals were serving as our executive officers on April 1, 2010:

Name	Age	Title

Eugene A. Hall	53	Chief Executive Officer and Director
Kendall B. Davis	41	Senior Vice President, End User Programs
Alwyn Dawkins	44	Senior Vice President, Worldwide Events
Darko Hrelic	53	Senior Vice President and Chief Information Officer
Diane Julian	63	Senior Vice President, Sales
Robin B. Kranich	39	Senior Vice President, Human Resources
Dale Kutnick	60	Senior Vice President, Executive Programs
Christopher J. Lafond	44	Executive Vice President and Chief Financial Officer
Lewis G. Schwartz	59	Senior Vice President, General Counsel & Corporate Secretary
Peter Sondergaard	45	Senior Vice President, Research
Per Anders Waern	48	Senior Vice President, Consulting
Michael Yoo	41	Senior Vice President, High Tech & Telecom Programs

Eugene A. Hall has been our Chief Executive Officer and a director since August 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and services company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.

Kendall B. Davis has been our Senior Vice President, End User Programs since May 2008. Prior thereto, he served as Senior Vice President, High Tech & Telecom Programs, and as Senior Vice President, Strategy, Marketing and Business Development. Prior to joining Gartner in September 2005, Mr. Davis spent ten years at McKinsey & Company, where he was a partner assisting clients in the IT industry.

Alwyn Dawkins has been our Senior Vice President, Worldwide Events, since May 2008. Previously at Gartner, he served as group vice president, Asia/Pacific Sales, based in Sydney, Australia, and prior thereto, as group vice president, Gartner Events, where he held global responsibility for exhibit and sponsorship sales across the extensive portfolio of Gartner events. Prior to joining Gartner in 2002, Mr. Dawkins spent ten years at Richmond Events, culminating in his role as executive vice president responsible for its North American business.

Darko Hrelic has been our Senior Vice President and Chief Information Officer since January 2007. Prior to joining Gartner, he spent five years at Automatic Data Processing, Inc., most recently as Vice President and Chief Technology Officer in ADP’s Employers Services Division. Prior to joining ADP, Mr. Hrelic spent over 21 years at IBM, principally at the TJ Watson Research Center.

Diane Julian has been our Senior Vice President, Sales since June 2009. She joined Gartner in 1990 as a research analyst, transferring to sales management in 1992. During her 19 year tenure at Gartner, she has held successive sales positions of increasing scope and responsibility, culminating most recently as the leader of the strategic accounts organization. Prior to this role, Ms. Julian led North America Government and Education Sales, a high performing team she founded in 1996. Before joining Gartner, Ms. Julian spent 14 years at Xerox Corporation.

Robin B. Kranich has been our Senior Vice President, Human Resources, since May 2008. Prior thereto, she served as Senior Vice President, End User Programs and as Senior Vice President, Research Operations and Business Development. During her more than 15 years at Gartner, Ms. Kranich has held various additional roles, including Senior Vice President and General Manager of Gartner EXP, Vice President and Chief of Staff to Gartner’s president and various sales and sales management roles. Prior to joining Gartner in September 1994, Ms. Kranich was part of the Technology Advancement Group at Marriott International.

Dale Kutnick has been our Senior Vice President, Executive Programs since February 2007. Prior to that, he served as Senior Vice President and Director of Research. Prior to joining Gartner in April 2005,

Mr. Kutnick was the co-founder, Chairman of the Board and Research Director of Meta Group, Inc. Mr. Kutnick spent 14 years at Meta, from its inception in January 1989 to January 2003. Prior to co-founding Meta, Mr. Kutnick was Executive Vice President, Research at Gartner, and Executive Vice President of Gartner Securities.

Christopher J. Lafond has been our Executive Vice President and Chief Financial Officer since October 2003. From January 2002 to October 2003, Mr. Lafond served as Chief Financial Officer for Gartner’s North America and Latin America operations. From July 2000 to December 2001, Mr. Lafond was Group Vice President and North American Controller. Mr. Lafond joined us in March 1995 and has held several finance positions, including Director of Finance, Vice President of Finance and Assistant Controller. Prior to joining Gartner, Mr. Lafond was Senior Financial Planner at International Business Machines Corporation and an analyst in fixed-income asset management at J.P. Morgan Investment Management.

Lewis G. Schwartz has been our Senior Vice President, General Counsel and Corporate Secretary since January 2001. Prior to joining Gartner, Mr. Schwartz was a partner with the law firm of Shipman & Goodwin LLP, serving on the firm’s management committee. Before joining Shipman & Goodwin, Mr. Schwartz was a partner with Schatz & Schatz, Ribicoff & Kotkin, an associate at Skadden, Arps, Slate, Meagher & Flom in New York City, and an assistant district attorney in New York County (Manhattan).

Peter Sondergaard has been our Senior Vice President, Research since August 2004. During his 21 years at Gartner, Mr. Sondergaard has held various roles, including Head of Research for the Technology & Services Sector, Hardware & Systems Sector Vice President and General Manager for Gartner Research EMEA. Prior to joining Gartner, Mr. Sondergaard was research director at International Data Corporation in Europe.

Per Anders Waern has been our Senior Vice President, Consulting since January 2008. Since joining Gartner in 1998, Mr. Waern has held senior consulting roles principally in EMEA, and served most recently as head of Gartner’s global core consulting team since November 2006. Prior to joining Gartner, Mr. Waern led corporate IT strategy at Vattenfall in Sweden.

Michael Yoo has been our Senior Vice President, High Tech & Telecom Programs since May 2008. Prior to assuming this role, he played a lead role at Gartner in developing and launching new role-based products for both technology providers and CIOs as the head of product development for the High-Tech & Telecom Programs team. Prior to joining Gartner in 2006, he spent four years as a management consultant at McKinsey & Company, serving clients in the high-tech industry. He spent the first ten years of his career as a research physicist, leading nanotechnology research and development efforts at IBM Research, Philips Research and Bell Laboratories.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Set forth below is a discussion of compensation awarded to, earned by, or paid to, the Company’s executive officers, including our 2009 named executive officers (that is, our CEO, Eugene A. Hall, our CFO, Christopher J. Lafond, and our three most highly compensated executive officers in 2009 other than the CEO and CFO; Per Anders Waern, our SVP, Consulting; Alwyn Dawkins, our SVP, Events; and Lewis G. Schwartz, our SVP, General Counsel and Corporate Secretary). This discussion explains all principal elements of the Company’s compensation of these officers, including (i) the objectives of the Company’s compensation policies; (ii) what the compensation program is designed to reward; (iii) each element of compensation; (iv) why the Company chooses to pay each element; (v) how the Company determines the amount (and, where applicable, the formula) for each element to pay; and (vi) how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

The Objectives of the Company’s Compensation Policies

The objectives of our compensation policies are twofold:

•	to attract, motivate and retain highly talented, creative and entrepreneurial individuals by paying market-based compensation; and

•	to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components based on the achievement of corporate performance targets that are aggressive, but attainable, given economic conditions.

What the Compensation Program Is Designed to Reward
Our guiding philosophy is that the more executive compensation is linked to corporate performance, the stronger the inducement is for management to strive to improve Gartner’s performance. In addition, we believe that the design of the total compensation package must be competitive with the marketplace from which we hire our executive talent in order to achieve our objectives and attract and retain individuals who are critical to our long-term success. Our compensation program for executive officers is designed to compensate individuals for achieving and exceeding corporate performance objectives. We believe this type of compensation encourages outstanding team performance (not simply individual performance) which builds stockholder value.

Both short-term and long-term incentive compensation is earned by executives only upon the achievement by the Company of certain measurable performance objectives that are deemed by the Compensation Committee and management to be critical to the Company’s short-term and long-term success. The amount of compensation ultimately earned will increase or decrease depending upon Company performance. Finally, we believe that the proportion of an executive’s compensation attributable to corporate performance objectives should increase as the individual’s business responsibilities increase.

Each Element of Compensation and Why the Company Chooses to Pay Each Element
Principal Compensation Elements. To achieve the objectives noted above, we have designed executive compensation to consist of three principal elements:

•	base salary,

•	short-term incentives (cash bonuses) and

•	long-term incentives (equity awards under our 2003 Long-Term Incentive Plan).

We pay competitive salaries to attract and retain the executive talent necessary to develop and implement our corporate strategy and business plan. We pay short-term and long-term incentive compensation to motivate our executives to generate outstanding performance, to align compensation paid with proven results that benefit our stockholders, and to make our executives stakeholders in the success of our Company. In addition, we provide standard perquisites to our executive officers, consistent with practices that exist elsewhere in the external marketplace.

How the Company Determines Executive Compensation Elements
In General. The severe economic conditions that arose in the fourth quarter of 2008 and the uncertain operating environment that existed in the beginning of 2009 led the Company to be conservative when planning 2009 executive compensation at the start of 2009. Target pay for executives, including base salaries, bonuses and long-term incentive awards, all were frozen at 2008 values. Throughout Gartner, merit and cost of living increases were only made to employees located in countries with high wage inflation or where increases were legally mandated; all other compensation was frozen at 2008 levels.

Performance objectives for short-term (bonuses) and long-term (equity) incentive awards were set at levels that we believed would continue to motivate performance and would be attainable given the economic outlook in early 2009, with adjustment for over- and under-achievement depending upon actual performance. The 2009 executive compensation performance objectives were pegged to the 2009 operating plan which was approved by the Board of Directors. The goal was to motivate executives and employees to achieve the operating plan despite the existence of adverse economic conditions. We believe that it is especially important to strengthen executive officer motivation to achieve the highest possible performance in difficult economic times. Consequently, the performance objectives were intended to compel the level of performance necessary to enable the Company to achieve its operating plan for 2009, despite the worst economic conditions in decades.

As in prior years, the short and long-term incentive compensation elements provided executives with an opportunity to increase their total compensation package based upon the over-achievement of corporate performance objectives; similarly, in the case of under-achievement of corporate performance objectives, the value of these incentive elements would fall below their target value. We give greater weight to the long-term incentive compensation element, as compared to the salary and short-term elements, in order to drive corporate performance and further align management to stockholder interests. We believe that long-term incentive compensation contributes more than salary and short-term incentive compensation to the retention of employees and to the delivery of top performance. Potential or actual gains or losses from previously granted long-term awards did not impact decisions pertaining to the 2009 compensation elements or the 2009 aggregate executive compensation package.

The salary, short-term and long-term incentive compensation elements for executive officers (other than the CEO) are recommended by the CEO and subject to approval by the Compensation Committee. In formulating his recommendation to the Committee, the CEO undertakes a performance review of these executives and considers input from human resources personnel at the Company, input from the compensation consultant and benchmarking data (discussed below).

The salary, short-term and long-term incentive compensation elements for the CEO’s compensation are established by the Compensation Committee within the parameters of Mr. Hall’s employment agreement with the Company, after evaluation, together with other independent directors, of the CEO’s performance and after consideration of input from the Committee’s compensation consultant and benchmarking data. See “Employment Agreements with Executive Officers” below for a detailed discussion of Mr. Hall’s agreement.

Ultimate approval of all elements of executive officer compensation resides with the Compensation Committee.

Benchmarking. For 2009 executive compensation planning purposes, Mercer (US), Inc. (“Mercer”) served as our compensation consultant and undertook a competitive analysis of our 2008 executive compensation programs (the “2008 Executive Compensation Review”) for use by management as one principal factor, among others, in planning our 2009 executive compensation program. The 2008 Executive Compensation Review presented comparative data on salary, short-term incentive (bonus) and long-term incentive (equity) compensation paid to individuals occupying comparable positions at a peer group of companies of similar industry and size, and was based upon 2008 proxy statement data for this peer group, as well as certain published U.S. survey data.

For 2009 executive compensation planning purposes, management identified and reviewed with Mercer a peer group that consisted of 10 US — based public companies in the high tech industry, with a particular focus on software and IT services, that approximated Gartner in terms of one or more of the following factors: revenues, net income, total assets, market capitalization and/or total employees, and that compete with Gartner for executive talent both from a hiring and a retention standpoint (the “Peer Group”). Notwithstanding that Gartner’s sales, market capitalization and total employees were below the Peer Group 25th percentile levels for these comparator factors, we believe the Peer Group companies are appropriate for comparator purposes for the factors noted above. The Compensation Committee reviewed and approved the composition of the Peer Group, and will reconsider and revise the Peer Group as necessary each year.

For 2009 compensation planning purposes, the Peer Group was derived from the prior year’s peer group and adjusted for companies that were acquired and/or no longer reported relevant data. The Peer Group consisted of the following 10 companies:

Adobe Systems, Inc.	Moody’s Corporation
Autodesk, Inc.	IMS Health Incorporated
BMC Software Inc.	Intuit Inc.
Cadence Design Systems Inc.	Sybase, Inc.
Dun & Bradstreet Corp.	Verisign, Inc.

To obtain information pertaining to the five highest paid executive officers, Mercer used the most recent publicly available Peer Group proxy data. They applied consistent valuation methodologies, and calculated 25th percentile, median and 75th percentile data for base salary, target total cash compensation (salary and bonus) and target total direct compensation (salary, bonus and long-term incentive awards) by executive officer position that correlated to the top five executive officers. Additionally, Mercer utilized data from several national surveys that focused on companies in professional services, technology and general industry with revenues between $500 million and $2 billion, to obtain additional data for all executive officer positions.

According to the 2008 Executive Compensation Review, our 2008 executive compensation compared to that of the Peer Group (in percentiles) as follows:

		Target Total Cash	Target Total Direct
Officer	Base Salary	Compensation	Compensation

CEO	< 25th	< 25th	> 25th and < 50th
CFO	> 25th and < 50th	25th	> 25th and < 50th
Top 5	< 25th	25th	<25th

In addition, base salary and target total cash compensation for all of our executive officers was below the 75th percentile of the published survey data; and target total direct compensation for all of our executive officers was above the 75th percentile of the published survey data. Since the national survey data was based upon data from a broader spectrum of companies, including many that are not within our industry or with which we do not compete for talent, we believe the Peer Group comparator data to be more relevant for our benchmarking purposes.

The following pie-charts illustrate the relative mix of target compensation elements for our executive officers. Long-term incentive compensation, which vests over a four year period, consists of performance-based restricted stock units (PRSUs) and stock appreciation rights (SARs), and represents a majority of the compensation we pay to our executive officers.

These results reflect our belief that long-term incentive compensation contributes to a greater degree to the retention of employees and to the delivery of top performance than does cash and short-term compensation; accordingly, we allocate compensation more heavily to that element.

Base Salary. We set base salaries of executive officers when they join the Company by evaluating the responsibilities of the position, the experience of the individual and the marketplace in which we compete for the executive talent we need. In addition, where possible, we consider salary information for comparable positions for members of our Peer Group or other available benchmarking data.

In determining whether to award salary merit increases, we consider published projected U.S. salary increase data for the technology industry and generally (sources include Buck Consultants, Mercer, Towers Perrin and WorldatWork survey reports), as well as available world-wide salary increase data. Mr. Hall’s salary increase is established each year by the Compensation Committee after completion of Mr. Hall’s performance evaluation for the preceding year, which is undertaken by the Chairman of the Board of Directors, with the assistance of various other board members.

For 2009, due to severe economic conditions, there was no executive officer or company-wide merit increase, and salaries were frozen at 2008 levels.

Short-Term Incentive Compensation (Cash Bonuses). All bonuses to executive officers are awarded pursuant to Gartner’s Executive Performance Bonus Plan. This plan is designed to motivate executive officers to achieve goals relating to the performance of Gartner, its subsidiaries or business units, or other objectively determinable goals, and to reward them when those objectives are satisfied. We believe that the relationship between proven performance and the amount of short-term incentive compensation paid promotes, among executives, decision-making that increases stockholder value and promotes Gartner’s success. If certain requirements are satisfied, bonuses awarded under this plan to eligible employees will qualify as deductible “performance-based compensation” within the meaning of Code Section 162(m).

In 2009, we designed the annual cash bonus component of incentive compensation to align pay with our short-term (annual) performance results. For 2009, bonus targets for all executive officers, including Mr. Hall, were based solely upon achievement of company-wide financial performance objectives for 2009 (with no individual performance component). The financial objectives and weightings used for 2009 executive officer bonuses were 2009 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which measures overall profitability from business operations (weighted 80%), and Contract Value (CV), which measures the annualized value attributable to all of our subscription-related research products, our largest business segment, that recognize revenue on a ratable basis, measured on a foreign exchange neutral basis (weighted 20%) at December 31, 2009. In 2009, greater weight was given to EBITDA to ensure affordability in a particularly challenging operating year. These factors, EBITDA and CV, are believed by management and the Compensation Committee to be the most significant measurements of profitability and business growth for our Company and have been used successfully for a number of years in driving business performance and determining executive compensation.

For 2009, each executive officer was assigned a bonus target that was expressed as a percentage of salary and varied from 40% to 100% of salary depending upon the executive’s level of responsibility. Since salaries were not increased in 2009, target bonuses remained at 2008 levels. With respect to our named executive officers, 2009 bonus targets, as a percentage of base salary, were 100% for Mr. Hall, and 60% for each of Messrs. Lafond, Waern, Dawkins and Schwartz.

As noted above, the Company pegged target short-term incentive compensation performance objectives (EBITDA and CV) to the 2009 operating plan. Accordingly, the target performance objective amounts (achievement of which would result in 100% payment of target bonus) were: EBITDA — $170 million and Contract Value — $755 million (measured at December 31, 2009). Final bonuses payable, as a percentage of target, could range from 0% (if EBITDA and CV were less than 80% of target) to a maximum 200% (if EBITDA and CV were at least 120% of target) depending upon the level of achievement of these objectives.

In 2009, management recommended and the Compensation Committee approved, a reduction of earned bonuses for executive officers to 100% of target, even though the Company surpassed its operating plan and the performance objective amounts for short-term incentive compensation exceeded target. This decision was made based upon a balanced assessment of the Company’s overall profitability and the macro-economic environment. These bonuses were paid in February 2010. See Summary Compensation Table — Non-Equity Incentive Plan Compensation for the amount of cash bonuses earned by the named executive officers in 2009.

Long-Term Incentive Compensation (Equity Awards). Promoting stock ownership is a key element of our compensation program philosophy. Stock-based incentive compensation awards — especially when they are assigned a combination of performance and time-based vesting criteria — induce enhanced performance, promote retention of executive officers and align executives’ personal rewards with long-term stock price appreciation, thereby integrating management and stockholder interests. We have evaluated different types of long-term incentives based on their motivational value, cost to the Company and appropriate share utilization under our stockholder-approved 2003 Long-Term Incentive Plan (“2003 Plan”). At the present time, our annual grants of long-term incentive awards to executives consist of stock-settled stock appreciation rights (“SARs”) and performance-based restricted stock units (“PRSUs”), both of which vest 25% per year commencing one year from grant and on each anniversary thereof, subject to continued service on the vesting date. We believe that granting SARs and PRSUs effectively focuses our executives on delivering long-term value growth for our stockholders.

SARs permit executives to benefit from an increase in stock price over time. SAR value can be realized only after the SAR vests. Our SARs are stock-settled and may be exercised seven years from grant. When the SAR is exercised, the executive receives shares of our Common Stock equal in value to the aggregate appreciation in the price of our Common Stock from the date of grant to the exercise date for all SARs exercised. Therefore, SARs only have value to the extent the price of our Common Stock exceeds the grant price of the SAR. In this way, SARs motivate our executives to increase stockholder value and thus align their interests with those of our stockholders.

PRSUs offer executives the opportunity to receive our Common Stock contingent on the achievement of performance goals and continued service over the vesting period. PRSU recipients are eligible to earn a target fixed number of shares if and to the extent stipulated one-year performance goals are achieved. They can earn more shares if the Company over-performs (up to 200% of their target number of shares), but they will earn fewer shares (potentially none) if the Company under-performs. Shares of Common Stock subject to earned PRSU awards are issued to the executive on the date they vest. Released shares have value even if our Common Stock price does not increase, which is not the case with SARs. Accordingly, PRSUs encourage executives to increase stockholder value while promoting executive retention over the long-term.

Consistent with weightings in prior years, 30% of each executive’s long-term incentive compensation award value was granted in SARs and 70% was granted in PRSUs. PRSUs deliver value utilizing fewer shares since the executive can earn the full share rather than just the appreciation in value over the grant price (as is the case with SARs). Additionally, the cost efficiency of PRSUs enhances the Company’s ability to conservatively utilize the 2003 Plan share pool, which contributed to the decision to convey a larger portion of the 2009 overall long-term incentive compensation value in PRSUs than in SARs. For purposes of determining the number of SARs awarded, the allocated SAR award “value” is divided by the Black-Scholes-Merton valuation on the date of grant using assumptions appropriate on that date. For purposes of determining the target number of PRSUs awarded, the allocated target PRSU award “value” is divided by the closing price of Gartner Common Stock on the date of grant as reported by the New York Stock Exchange.

The Compensation Committee approved CV as the performance measure underlying PRSUs awarded in 2009. As noted above, the 2009 target CV amount (resulting in 100% of the target number of PRSUs becoming eligible to vest) was pegged to the 2009 operating plan and set at $755 million measured at December 31, 2009. CV in 2009 exceeded the target amount, which resulted in the payout of 119.37% of the target number of PRSUs awarded. The PRSUs were adjusted by this factor in February 2010 after certification of the achievement of this performance measure by the Compensation Committee without any modification by the Committee. See Grants of Plan-Based Awards Table — Possible Payouts Under Equity Incentive Plan Awards for the actual number of SARs and PRSUs awarded to the named executive officers in 2009.

No performance objectives for any PRSU intended to qualify under Code Section 162(m) (i.e., awards to executive officers) may be modified by the Committee. While the Committee does have discretion to modify other aspects of the awards (subject to the terms of the 2003 Plan), no modifications were made in 2009.

Consistent with other elements of 2009 executive compensation and reflective of the economic climate, the 2009 aggregate target award dollar value (PRSUs and SARs) to executive officers, individually and as a group, was the same as the 2008 aggregate and individual target award dollar value. Individual executive award values varied with increasing levels of responsibility. Mr. Hall’s target award value was derived from his employment agreement. See “Employment Agreements with Executive Officers” for a detailed discussion of Mr. Hall’s employment agreement.

Additional Compensation Elements. In order to further achieve our first objective of providing a competitive compensation package with great retention value, we provide various other benefits to our executive officers that we believe are typically available to, and expected by, persons in their senior business roles. Our basic executive perquisites program includes 35 days paid time off (PTO) annually, enhanced severance and change in control benefits (discussed below) and relocation services. For more information concerning perquisites, see Other Compensation Table and accompanying footnotes below.

Mr. Hall’s perquisites, severance and change in control benefits are governed by his employment agreement with the Company, which is discussed in detail below under “Employment Agreements With Executive Officers — Termination and Related Payments — Mr. Hall.”

We also maintain a non-qualified deferred compensation plan for our highly compensated employees, including our executive officers, to assist eligible participants with retirement and tax planning by allowing them to defer compensation in excess of amounts permitted to be deferred under our 401(k) plan. This plan allows eligible participants to defer up to 50% of base salary and/or 100% of bonus to a future period. In addition, as a further inducement to participation in this plan, the Company presently matches contributions by executive officers, subject to certain limits. For more information concerning this plan, see Non-Qualified Deferred Compensation Table and accompanying narrative and footnotes below. Finally, the Company maintains an employee stock purchase plan which is available to employees in the United States and 16 other countries at the present time.

Clawback and Stock Ownership Policies
The Company has not adopted a formal “clawback” policy that would require the adjustment or recovery of awards or payments to executive officers if the performance measures upon which these awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of the award, although trends in this area continue to be monitored by the Compensation Committee. In the event of a restatement resulting from fraud or misrepresentation, the Committee will consider seeking the return of awards that should not have been made and pursuing all other remedies that may be available.

The Company believes that the personal interests of executive officers are aligned with the interests of our stockholders principally through our long-term incentive awards (that vest over four years). Similarly, executive officers are limited in their ability to sell Common Stock under our Insider Trading Policy and may not do so without pre-clearance from our General Counsel. For these reasons, the Company does not have a stand-alone stock ownership requirement for executive officers. Notwithstanding the absence of a formal stock ownership policy, all of our executive officers (with the exception of those recently appointed as such) hold significant amounts of Common Stock, options, PRSUs and/or SARs. See “Security Ownership of Certain Beneficial Owners and Management” on page 37.

Accounting and Tax Impact
In setting compensation, the Compensation Committee and management consider the potential impact of Code Section 162(m), which precludes a public corporation from deducting on its corporate income tax return individual compensation in excess of $1 million for its chief executive officer or any of its three other highest-paid officers. Section 162(m) also provides for certain exemptions to this limitation, specifically compensation that is performance-based (within the meaning of Section 162(m)) and issued under a stockholder-approved plan. Our 2009 short-term incentive (bonus) awards were performance-based and were made pursuant to our stockholder approved Executive Performance Bonus Plan and, therefore, are deductible under Section 162(m). The PRSU component of the 2009 long — term incentive award was performance-based and issued under the 2003 Plan, which has been approved by stockholders and, therefore, is deductible under Section 162(m). Although the Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m), it maintains the discretion to retain maximum flexibility in establishing compensation elements and to approve compensation that may not be deductible under Section 162(m), if the Committee believes the compensation element to be necessary or appropriate under the circumstances.

Grant of Equity Awards
The Board of Directors has a formal policy with respect to the grant of equity awards under our 2003 Plan. Equity awards may include stock options, stock appreciation rights (SARs), restricted stock awards (RSAs) and awards of restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). In 2009, all such awards to named executive officers took the form of PRSUs and SARs. Pursuant to the 2003 Plan, the Committee may not delegate its authority with respect to Section 16 persons, nor in any other way which would jeopardize the plan’s qualification under Section 162(m) or Exchange Act Rule 16b-3. Accordingly, our policy specifies that all awards to our Section 16 executive officers must be approved by the Compensation Committee on or prior to the award grant date, and that all such awards will be made and priced on the date of Compensation Committee approval, except in the case of new hires, which is discussed below.

Consistent with the Plan, the Compensation Committee annually approves a delegation of authority to the CEO to make equity awards under the Plan to Gartner employees on account of new hires, retention or promotion without the approval of the Compensation Committee. The current delegation of authority specifies a maximum award “value” of $100,000 per individual, and a maximum aggregate award “value” of $1,000,000 for the calendar year. For purposes of this computation, in the case of RSAs and RSUs, “value” is calculated based upon the Fair Market Value (defined in the 2003 Plan as the closing price on the date of grant as reported by the New York Stock Exchange) of a share of our Common Stock, multiplied by the number of RSAs or RSUs awarded. In the case of options and SARs, the “value” of the award will be the Black-Scholes-Merton calculation of the value of the award using assumptions appropriate on the award date. Any awards made under this delegated authority are reported to the Compensation Committee at the next regularly scheduled committee meeting.

As discussed above, the structure and value of annual long-term incentive awards comprising the long-term incentive compensation element of our compensation package to executive officers are established and approved by the Compensation Committee in the first quarter of each year. The specific terms of the awards (number of PRSUs and SARs and related performance criteria) are determined, and the awards are approved and made, on the same date and after the release of the Company’s prior year financial results. New hire, retention and promotion awards to executive officers are recommended by the CEO to the Compensation Committee for its approval.

It is the Company’s policy not to make equity awards to executive officers prior to the release of material non-public information. The 2009 long-term incentive awards to executive officers were approved by the Compensation Committee and made on February 11, 2009, after release of our 2008 financial results. The final number of PRSUs issuable on account of the 2009 award was determined by the Compensation Committee on February 11, 2010 upon final determination by the Committee of the level of achievement of the related performance criteria and after release of our 2009 financial results. Generally speaking, awards for newly hired executives that are given as an inducement to joining the Company are made on the 15th or 30th day of the month first following the executive’s start date (and after approval by the Compensation Committee), and retention and promotion awards are made on the 15th or 30th day of the month first following the date of Compensation Committee approval; however, we may delay making these awards pending the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Gartner, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s proxy statement for the 2010 Annual Meeting.

Compensation Committee of the Board of Directors
Anne Sutherland Fuchs
Russell P. Fradin
Jeffrey W. Ubben

April 20, 2010

All compensation data contained in this Proxy Statement is stated in U.S. Dollars.

SUMMARY COMPENSATION TABLE

This table describes compensation earned by our CEO, CFO and next three most highly compensated executive officers (the “named executive officers”) in the years indicated. Messrs. Waern and Dawkins were not named executive officers in each of the three years reported. As you can see from the table and consistent with our compensation philosophy discussed above, long — term incentive compensation in the form of equity awards comprises a significant portion of total compensation.

					Non-Equity
		Base	Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	(1)	(2)	(2)	(1),(3)	(4)	Total

Eugene A. Hall, Chief Executive	2009	724,065	4,033,400	1,728,600	724,065	102,756	7,312,886
Officer (CEO)(5)	2008	718,793	4,033,400	1,728,600	766,495	122,218	7,369,506
	2007	702,975	3,916,000	1,678,000	802,270	103,443	7,099,245

Christopher J. Lafond, EVP &	2009	419,268	1,124,200	481,800	251,561	50,072	2,326,901
Chief Financial Officer (CFO)	2008	416,215	1,124,200	481,800	266,302	60,947	2,349,464
	2007	403,142	1,091,000	468,000	278,732	55,704	2,296,578

Per Anders Waern, SVP,	2009	331,042	561,400	240,600	198,625	192,125	1,523,792
Consulting	2008	331,805	561,400	240,600	210,265	646,832	1,990,902

Alwyn Dawkins, SVP, Events	2009	283,800	561,400	240,600	141,900	274,674	1,502,374

Lewis G. Schwartz, SVP, General	2009	375,134	561,400	240,600	225,081	51,574	1,453,789
Counsel & Corporate Secretary	2008	372,403	561,400	240,600	238,270	62,145	1,474,818
	2007	360,706	545,485	234,000	249,391	59,607	1,449,189

(1)	All named executive officers elected to defer a portion of their salary and/or bonus under the Company’s Non-Qualified Deferred Compensation Plan. Amounts reported include the deferred portion. See Non-Qualified Deferred Compensation Table below.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (column (e)) for performance restricted stock units, or PRSUs (Stock Awards), and the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (column (f)) for stock-settled stock appreciation rights (Option Awards) granted to the named executive officer in 2009. The value reported for the PRSUs is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the grant date estimate of aggregate compensation cost to be recognized over the service period, excluding the effect of forfeitures, or the target grant date award value. The potential maximum value of the PRSUs, assuming attainment of the highest level of the performance conditions, is 200% of the target value. There were no forfeitures applicable to the named executive officers in 2009. For additional information concerning the related FASB ASC Topic 718 calculations, including the assumptions made in these calculations, see Note 10 — Stock-Based Compensation — to the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Represents performance-based cash bonuses earned at December 31 of the applicable year and paid in the following February. See footnote (1) to Grants of Plan-Based Awards Table below for additional information.

(4)	See Other Compensation Table below for additional information.

(5)	Mr. Hall is a party to an employment agreement with the Company. See “Employment Agreements With Executive Officers — Mr. Hall” below.

OTHER COMPENSATION TABLE

This table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Company	Company
		Lump	Match	Match Under
		Sum In	Under	Non-qualified
		Lieu of	Defined	Deferred
		Specific	Contribution	Compensation
		Benefits	Plans	Plan	Other
Name	Year	(1)	(2)	(3)	(4)	Total

Eugene A. Hall	2009	15,000	9,050	53,022	25,684	102,756
	2008	—	8,500	54,643	59,075	122,218
	2007	—	8,450	51,823	43,170	103,443

Christopher J. Lafond	2009	15,000	9,050	20,823	5,199	50,072
	2008	25,619	8,500	21,598	5,230	60,947
	2007	21,882	8,450	20,493	4,879	55,704

Per Anders Waern	2009	15,000	9,050	6,642	161,433	192,125
	2008	16,411	8,500	—	621,921	646,832

Alwyn Dawkins	2009	15,000	9,050	8,408	242,216	274,674

Lewis G. Schwartz	2009	15,000	9,050	17,936	9,588	51,574
	2008	21,882	8,500	18,762	13,001	62,145
	2007	21,882	8,450	17,684	11,591	59,607

(1)	All named executive officers received a lump sum payment equal to $15,000 in lieu of specific benefits, which the executive used to procure benefits of his choice.

(2)	Represents the Company’s 4% matching and 1% profit sharing contributions to the named executive officer’s 401(k) account (subject to limitations).

(3)	Represents the Company’s matching contribution to the executive’s contributions to our Non-Qualified Deferred Compensation Plan. See Non-Qualified Deferred Compensation Table below for additional information.

(4)	In addition to specified perquisites and benefits, includes other perquisites and personal benefits provided to the executive, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the executive. Amounts paid to Mr. Waern include housing subsidies and related tax-gross ups of $115,773 paid in connection with his relocation from Sweden. Amounts paid to Mr. Dawkins include (i) expat tax payments and related tax gross-ups of $198,928 and (ii) housing subsidies and related tax gross-ups of $38,099 paid in connection with his relocation from Australia. The relocation benefits provided to Messrs. Waern and Dawkins are the same as those provided to all mid-level and senior-level relocated employees.

GRANTS OF PLAN-BASED AWARDS TABLE

This table provides information about awards made to our named executive officers in 2009 pursuant to non-equity incentive plans (our short-term incentive cash bonus program) and equity incentive plans (performance restricted stock units (PRSUs) and stock appreciation rights (SARs) awards comprising long-term incentive compensation under our 2003 Long-Term Incentive Plan).

								Exercise	Grant
								or Base	Date Fair
								Price of	Value of
	Possible Payouts Under				Possible Payouts Under Equity			Option	Stock and
	Non-Equity Incentive Plan Award (1)				Incentive Plan Awards (2)			Awards	Option
	Grant	Thresh-	Target	Maximum	Thresh-	Target	Maximum	($/Sh)	Awards
Name	Date	hold ($)	($)	($)	hold (#)	(#)	(#)	(3)	($)(4)

Eugene A. Hall	2/11/09	—	—	—	0	363,042 PRSUs	726,084 PRSUs	—	4,033,400
	2/11/09	—	—	—	—	348,564 SARs	—	11.11	1,728,600
	—	0	724,065	1,448,130	—	—	—	—

Christopher J. Lafond	2/11/09	—	—	—	0	101,188 PRSUs	202,376 PRSUs	—	1,124,200
	2/11/09	—	—	—	—	97,153 SARs	—	11.11	481,800
	—	0	251,561	503,124	—	—	—	—	—

Per Anders Waern	2/11/09	—	—	—	0	50,531 PRSUs	101,062 PRSUs	—	561,400
	2/11/09	—	—	—	—	48,516 SARs	—	11.11	240,600
	—	0	198,625	397,250	—		—

Alwyn Dawkins	2/11/09	—	—	—	0	50,531 PRSUs	101,062 PRSUs	—	561,400
	2/11/09	—	—	—	—	48,516 SARs	—	11.11	240,600
	—	0	141,900	283,800	—		—

Lewis G. Schwartz	2/11/09	—	—	—	0	50,531 PRSUs	101,062 PRSUs	—	561,400
	2/11/09	—	—	—	—	48,516 SARs	—	11.11	240,600
	—	0	225,081	450,162	—	—	—	—

(1)	Represents cash bonuses that could have been earned in 2009 by our named executive officers based solely upon achievement of specified financial performance objectives for 2009 and ranging from 0% (threshold) to 200% (maximum) of target (100%). Bonus targets (expressed as a percentage of base salary) were 100% for Mr. Hall, and 60% for each of Messrs. Lafond, Waern, Dawkins and Schwartz. Actual bonuses earned in 2009 by named executive officers and paid in February 2010 were equal to their target bonus, and are reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table. See “Short-Term Incentive Compensation (Cash Bonuses)” in the Compensation Discussion and Analysis for additional information.

(2)	Represents the number of performance-based Restricted Stock Units (PRSUs) and stock-settled Stock Appreciation Rights (SARs) awarded on February 11, 2009 under our 2003 Long-Term Incentive Plan. The target number of PRSUs (100%) originally awarded on that date was subject to adjustment ranging from 0% (threshold) to 200% (maximum) based solely upon achievement of a specified financial performance objective for 2009, and was adjusted to 119.37% of target on February 11, 2010 upon final determination by the Committee of achievement of this objective. The number of PRSUs finally awarded to the named executive officers on account of the 2009 grant was as follows: Mr. Hall — 433,363; Mr. Lafond — 120,788; and Messrs. Waern, Dawkins and Schwartz — 60,319. The number of SARs was fixed on the award date. The PRSUs and SARs vest 25% per year commencing February 11, 2010, subject to continued employment on the vesting date. See “Long-Term Incentive Compensation (Equity Awards)” in the Compensation Discussion and Analysis for additional information.

(3)	Represents the closing price of our Common Stock on the New York Stock Exchange on the grant date.

(4)	Represents the aggregate grant date fair value of PRSUs and SARs granted to the named executive officer in 2009. The value reported for the PRSUs is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the grant date estimate of aggregate compensation cost to be recognized over the service period determined as of the date of grant under FASB ASC Topic 718, excluding the effect of estimated forfeitures, or the target grant date award value. For additional information concerning the related FASB ASC Topic 718 calculations, including the assumptions made in these calculations, see Note 10 — Stock-Based Compensation — to the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

Only our Chief Executive Officer, Mr. Hall, is a party to long-term employment agreement with the Company.

Mr. Hall – Employment Agreement dated February 15, 2007. On February 15, 2007, Gartner entered into an Employment Agreement with Mr. Hall, with an effective date of January 1, 2007, pursuant to which Mr. Hall agreed to serve as chief executive officer of the Company (the “CEO Agreement”).

The CEO Agreement has an initial term of five years (expiring December 31, 2011), with automatic one year renewals commencing on the fifth anniversary, and continuing each year thereafter, unless either party provides the other with at least 60 days prior written notice of an intention not to extend the term. Under the CEO Agreement, Mr. Hall is entitled to:

•	an annual base salary ($724,065 in 2009), subject to adjustment on an annual basis by the Compensation Committee;

•	an annual target bonus under the Company’s executive bonus program equal to 100% of annual base salary, and payable based upon achievement of specified Company objectives. The bonus actually paid may be higher or lower than target based upon over- or under- achievement of these objectives, subject to a maximum actual bonus of 200% of base salary;

•	an annual long-term incentive award with an aggregate value at least equal to $7,000,000 minus the sum of base salary and target bonus for the year of grant (the “Annual Incentive Award”). Each year’s Annual Incentive Award will be divided between restricted stock units and stock appreciation rights, with the number of restricted stock units being subject to adjustment for over- or under- achievement of specified Company objectives. For 2009, the Annual Incentive Award had an aggregate target value of $5,762,000 (the same target value as 2008), and vested 25% per year commencing one year from grant assuming continued service on the vesting date, with 70% of the value allocated to PRSUs and 30% allocated to SARs; and

•	all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability.

In addition, Mr. Hall is entitled to be nominated for election to the board of directors during his employment term, and is entitled to an automobile and driver during the employment term.

Termination and Related Payments – Mr. Hall. Mr. Hall’s employment is at will and may be terminated by him or us upon 60 days’ notice. If we terminate Mr. Hall’s employment involuntarily and without Business Reasons (as defined in the CEO Agreement) or a Constructive Termination (as defined in the CEO Agreement) occurs, or if we do not renew the CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the CEO Agreement, then, subject to Mr. Hall signing and not revoking a general release of claims against the Company, Mr. Hall will be entitled to receive:

•	base salary and paid time off (“PTO”) accrued through the termination date, plus continued base salary for a period of 36 months following the termination date, paid in accordance with the Company’s regular payroll schedule;

•	any earned but unpaid bonus from the prior fiscal year which will be paid at the same time as bonuses for such fiscal year are paid to other Company executives;

•	300% of the average of earned annual bonuses for the three years preceding the year in which the termination date occurs, payable in a lump sum;

•	36 months’ continued vesting in accordance with their terms (including achievement of applicable performance objectives) of all outstanding stock options and Annual Incentive Awards (all such awards with an exercise feature will remain exercisable for 30 days following the last day of such 36 month continued vesting period, subject to the maximum term of the award);

•	a lump sum payment in cash equal to 75% of any Annual Incentive Awards that have accrued, but have not been granted, prior to the termination date (i.e., in the event termination occurred after January 1 and prior to the annual award grant date in mid — February in any given year); and

•	reimbursement for premiums incurred to continue group health benefits (or, at the Company’s election, to obtain substantially similar health benefits through a third party carrier) for 36 months for Mr. Hall, his spouse and any children, provided that Mr. Hall makes the appropriate COBRA election.

Payment of severance amounts is conditioned upon execution of a release and compliance with 36 month non-competition and non-solicitation covenants set forth in the CEO Agreement, and in certain circumstances, payment may be delayed for six months following termination under Code Section 409A.

In the event of a Change In Control (defined below), Mr. Hall will be entitled to receive the following, whether or not his employment is terminated:

•	accrued base salary and PTO through the Change In Control date, plus three times base salary then in effect, payable upon the Change In Control;

•	earned but unpaid bonus from the prior fiscal year plus three times the target bonus for the fiscal year in which the Change In Control occurs, payable upon a Change In Control;

•	accrued but ungranted Annual Incentive Awards, granted immediately prior to the Change In Control;

•	continuation of group health benefits at the Company’s cost pursuant to the Company’s standard programs for three years following the Change In Control for Mr. Hall, his spouse and any children; thereafter, to the extent COBRA is applicable, continuation of health benefits for such persons at Mr. Hall’s cost, for a period of 18 months or such longer period as may be applicable under the Company’s policies then in effect, provided that Mr. Hall makes the appropriate election and payments;

•	automatic vesting of all outstanding stock options and Annual Incentive Awards (at target in the case of performance-based equity awards as to which the related performance adjustment has not yet occurred upon the Change In Control); and

•	an amount sufficient to fund the payment (“Gross-Up Payments”) for any excise tax imposed by Code Section 4999 on any payment received upon a Change In Control that would constitute a “parachute payment” within the meaning of Code Section 280G, together with any income, employment and excise taxes (including interest and penalties) imposed on the Gross Up Payment.

The CEO Agreement utilizes the 2003 Plan definition of “Change In Control” which currently provides that a Change In Control will occur when (i) any person becomes the beneficial owner of 50% of our voting securities, (ii) there is a merger or consolidation of Gartner with another company and our outstanding securities represent less than 50% of the voting securities of the combined entity, (iii) there is a completed sale of all or substantially all of our assets and (iv) there is a change in the composition of our Board occurring within a one year period, as a result of which fewer than a majority of the directors on the board remain.

Single Trigger Change in Control and Excise Tax Gross-Up. The single trigger change in control and excise tax gross-up provisions in Mr. Hall’s employment agreement were negotiated and agreed to in August 2004 when Mr. Hall joined the Company, and then retained in connection with the negotiation and execution of the CEO Agreement. The Compensation Committee intends not to enter into any other employment or change in control agreements which contain single trigger and/or excise tax gross-up provisions in the future.

Termination and Related Payments – Other Executive Officers. In the event of termination for cause, voluntary resignation or as a result of death, disability or retirement, no severance benefits are provided. In the event of termination without cause (including in connection with a Change in Control), each of our other executive officers will be entitled to receive the following severance benefits:

•	base salary then in effect for 52 weeks plus any unused PTO not to exceed 25 days (paid in accordance with the Company’s regular payroll schedule); and

•	reimbursement for COBRA premiums to continue group health benefits pursuant to our standard programs for the executive, the executive’s spouse and any children for 12 months after the termination date;

In order to receive severance benefits, the executive officers who are terminated are required to execute and comply with a separation agreement and release of claims in which, among other things, the executive reaffirms his or her commitment to confidentiality and non-competition obligations (that bind all employees for one year following termination of employment) and releases the Company from various employment-related claims. In addition, in the case of named executive officers (other than Mr. Hall), severance will not be paid to any executive who refuses to accept an offer of comparable employment from Gartner or who does not cooperate or ceases to cooperate when being considered for a new position with Gartner, in each case as determined by the Company.

In the event of a Change In Control (as defined in the 2003 Plan), if the executive is terminated without cause within 12 months after the Change In Control, all of the executive’s outstanding equity awards will immediately vest in full (as and when adjusted in the case of performance-based equity awards as to which the related performance adjustment has not yet occurred on termination), and those which are exercisable can be exercised for 12 months following the termination date. Finally, under certain circumstances, payments and release of shares may be delayed for six months following termination under Code Section 409A.

Death, Disability and Retirement. In the case of termination due to death, disability or retirement, each named executive officer is entitled to immediate vesting of all options, RSUs and SARs that would have vested (assuming continued service) during the 12 months following termination, except for performance-based RSUs that will automatically vest if, when and to the extent they vest pursuant to a related performance adjustment within 12 months of termination. Additionally, options and SARs remain exercisable for the earlier of the expiration date or one year from the date of termination. In the event of termination for any other reason, any unexercised options and SARs remain exercisable for the earlier of the expiration date or 90 days from the date of termination (excluding any period during which trading is prohibited under our insider trading policy).

We use standard definitions of retirement and disability. Retirement is defined in the 2003 Plan as termination of employment if (i) on the date of termination, the employee is at least 55 years old and has at least 5 years continued service and (ii) the sum of the employee’s age and years of continued service equals at least 65. None of the named executive officers, with the exception of Mr. Schwartz, qualified for a retirement benefit at December 31, 2009. Disability is defined in the 2003 Plan as total and permanent disability.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

“Employment Agreements With Executive Officers” above contains a detailed discussion of the payments and other benefits to which our CEO and other named executive officers are entitled in the event of termination of employment or upon a Change In Control, and the amounts payable assuming termination at December 31, 2009 are set forth below. In this event, each named executive officer would also be entitled to receive the balance in his deferred compensation plan account and an accrued personal time off (PTO). See the Non-Qualified Deferred Compensation Table below for balances.

Mr. Hall, CEO. The table set forth below quantifies amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to Mr. Hall had his employment been terminated on December 31, 2009 (the “Termination Date”) as a result of (1) involuntary termination without cause and/or constructive termination, (2) death, disability or retirement and (3) a Change In

Control. See Outstanding Equity Awards At Fiscal Year End Table below for a list of Mr. Hall’s unvested equity awards at the end of 2009.

Death,
	Involuntary		disability or	Change in
	termination		retirement	Control	Change in
	(continued		(acceleration of	(acceleration of	Control
Involuntary	vesting of	Total	unvested	unvested	(excise tax	Total
termination	equity	Involuntary	equity	equity	and gross	Change in
(severance benefits)	awards)	termination	awards)	awards)	up)	Control
(1)	(2)	(1),(2)	(3)	(4)	(5)	(1),(4),(5)

5,259,508	13,886,801	19,146,309	6,223,575	15,176,569	—	20,436,077

(1)	Represents the sum of (w) three years’ base salary, (x) unpaid 2009 bonus, (y) 300% of the average bonus paid for the prior three years (2006, 2007 and 2008) and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).

(2)	Represents (x) the fair market value using the closing price of our Common Stock on December 31, 2009, or $18.04 (the “Year End Price”) of unvested RSUs that would have vested within 36 months following the Termination Date (as adjusted in the case of performance-based RSUs), plus (y) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 36 months following the Termination Date, multiplied by the number of such SARs.

(3)	Represents (x) the fair market value using the Year End Price of unvested RSUs that would have vested within 12 months following the Termination Date (as adjusted in the case of performance-based RSUs), plus (y) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such SARs. Mr. Hall was not retirement eligible (as defined by Gartner) at December 31, 2009.

(4)	Represents (x) the fair market value using the Year End Price of all unvested RSUs on the Termination Date (at target in the case of unadjusted 2009 performance-based RSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.

(5)	Had Mr. Hall been terminated on December 31, 2009 in connection with a Change In Control, no payments to Mr. Hall would have constituted excess parachute payments under Code Section 280G and regulations issued thereunder, nor would any related Gross-Up Payments been made.

Other Named Executive Officers. The table set forth below quantifies amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to our named executive officers (other than Mr. Hall) had their employment been terminated on December 31, 2009 (the “Termination Date”) as a result of (1) involuntary termination without cause and/or constructive termination, (2) death, disability or retirement and (3) a Change In Control. See Outstanding Equity Awards At Fiscal Year End Table below for a list of unvested equity awards held by each named executive officer at the end of 2009.

		Acceleration of
	Involuntary	unvested equity	Acceleration of
	termination	awards	unvested equity
	(severance	(death, disability	awards (Change	Total Change In
	benefits)	or retirement)	In Control)	Control
Named Executive Officer	(1)	(2)	(3)	(1), (3)

Christopher J. Lafond	433,044	2,024,921	4,193,326	4,626,370
Per Anders Waern	344,807	342,768	1,623,027	1,967,834
Alwyn Dawkins	297,576	326,983	1,537,481	1,835,057
Lewis G. Schwartz	384,307	554,782	2,090,921	2,475,228

(1)	Represents 12 months’ base salary plus the amount of health insurance premiums for the executive, his spouse and immediate family for 12 months (at premiums in effect on the Termination Date). Since the executive must be employed on the bonus payment date (February 2010) in order to receive earned but unpaid 2009 bonus, in the event of termination on December 31, 2009, 2009 bonus would have been forfeited and, therefore, is excluded. See “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for these bonus amounts.

(2)	Represents (x) the fair market value using the Year End Price of unvested RSUs that would have vested within 12 months following the Termination Date (as adjusted in the case of performance-based RSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such SARs. Only Mr. Schwartz was retirement eligible (as defined by Gartner) at December 31, 2009.

(3)	Represents (x) the fair market value using the Year End Price of all unvested RSUs on the Termination Date (at target in the case of unadjusted performance-based RSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.

TERMS OF AWARDS TO EXECUTIVE OFFICERS

Our Compensation Discussion and Analysis contains a detailed description of the terms of our 2009 non-equity cash incentive compensation awards to executive officers (our short-term incentive compensation, or 2009 cash bonus), and the terms of our 2009 equity incentive compensation awards to executive officers (our long-term incentive compensation, or PRSU and SAR awards) under “How the Company Determines Executive Compensation Elements” on page 19.

Non-equity incentive compensation. The threshold, target and maximum amounts of the non-equity short-term incentive compensation (cash bonuses) payable to the named executive officers are reported in the Grants of Plan — Based Awards Table, under “Possible Payouts Under Non-Equity Incentive Plan Awards.” As noted in the Compensation Discussion and Analysis, in 2009 we exceeded the target attainment levels for short-term incentive compensation awards, but the Compensation Committee reduced earned bonuses for executive officers to 100% of targeted amounts and these bonuses were paid in February 2010. These amounts are reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and in footnote (1) to the Grants of Plan — Based Awards Table.

Equity incentive compensation. The threshold, target and maximum number of PRSUs, and the number of SARs, awarded to the named executive officers in 2009 are reported in the Grants of Plan — Based Awards Table under “Possible Payouts Under Equity Incentive Plan Awards.” As noted in the Compensation Discussion and Analysis, in 2009 we exceeded the target attainment level for long-term incentive compensation awards, and the actual number of PRSUs eligible to vest, as determined by the Committee, was 119.37% of the targeted amounts and is reported in footnote (2) to the Grants of Plan — Based Awards Table. The grant date fair value for each award is included in the amounts reported in the “Stock Awards” and “Option Awards” columns, respectively, of the Summary Compensation Table, and in the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards Table. In the case of PRSUs, the grant date fair value is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the risk of forfeitures, which is target grant date award value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
This table provides information on the each option (including stock appreciation rights or SARs) and stock (including restricted stock and performance restricted stock units or PRSUs) award held by each named executive officer at December 31, 2009. All performance criteria associated with these awards (except for the 2009 PRSU award (see footnote 4)) and Mr. Hall’s remaining 200,000 share restricted stock award (see footnote 6)) have been fully satisfied as of December 31, 2009, and the award is fixed. The market value of the stock awards is based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2009, which was $18.04. Upon exercise of, or release of restrictions on, these awards, the number of shares ultimately issued to each executive will be reduced on account of shares withheld by Gartner for tax purposes and/or as payment of exercise price.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market or
							Number	Payout
							of	Value of
	Number of				Number of		Unearned	Unearned
	Securities	Number of			Shares or	Market	Shares,	Shares,
	Underlying	Securities			Units of	Value of	Units or	Units, or
	Unexer-	Underlying			Stock	Shares or	Other	Other
	cised	Unexercised			That	Units of	Rights	Rights
	Options	Options	Option		Have	Stock	That	That Have
	(#)	(#)	Exercise	Option	Not	That Have	Have Not	Not
	Exercis-	Unexercis-	Price	Expira-	Vested	Not	Vested	Vested
Name	able	able	($)	tion Date	(#)	Vested ($)	(#)	($)
Eugene A. Hall	785,885		12.11	8/16/14
(1),(5)	300,000	100,000	14.44	5/15/13	83,895	1,513,466
(2),(5)	105,070	105,069	21.85	2/15/14	114,966	2,073,987
(3),(5)	67,865	203,595	18.10	2/15/15	125,514	2,264,272
(4),(5)		348,564	11.11	2/11/16			363,042	6,549,278
(6)							200,000	3,608,000

Christopher J. Lafond	4,500		13.69	8/15/10
	30,000		11.12	2/15/12
	20,000		9.05	12/13/12
	100,000		12.49	10/21/13
	40,000		12.49	6/7/14
	117,000		10.59	6/15/12
(1),(5)	108,000	36,000	14.44	5/15/13	19,740	356,109
(2),(5)	29,273	29,273	21.85	2/15/14	32,030	577,821
(3),(5)	18,915	56,746	18.10	2/15/15	34,983	631,093
(4),(5)		97,153	11.11	2/11/16			101,188	1,825,432

Per Anders Waern	12,000		12.45	6/1/14
					1,500	27,060
(2)					1,830	33,013
(3),(5)	9,446	28,338	18.10	2/15/15	17,470	315,159
(4),(5)		48,516	11.11	2/11/16			50,531	911,579

Alwyn Dawkins					625	11,275
(2)					1,716	30,957
(3)					13,717	247,455
(4),(5)		48,516	11.11	2/11/16			50,531	911,579

Lewis G. Schwartz	50,000		11.44	2/3/14
	40,000		12.49	6/7/14
	80,000		10.59	6/15/12
(1),(5)	54,000	18,000	14.44	5/15/13	9,870	178,055
(2),(5)	14,637	14,636	21.85	2/15/14	16,014	288,893
(3),(5)	9,446	28,338	18.10	2/15/15	17,470	315,159
(4),(5)		48,516	11.11	2/11/16			50,531	911,579

(1)	Vest 25% per year commencing 5/15/07.

(2)	Vest 25% per year commencing 2/15/08.

(3)	Vest 25% per year commencing 2/15/09.

(4)	Vest 25% per year commencing 2/11/10. The amounts shown under Stock Awards represent PRSUs at target; the amount ultimately awarded may range from 0% to 200% of the target award. The market value of the shares underlying this award is presented at target, which exceeds the level of attainment of the performance objective associated with the prior year’s award.

(5)	The amounts shown under Option Awards represent SARs that will be stock-settled upon exercise; accordingly, the number of shares received upon exercise will be less than the number of stock appreciation rights held by the executive.

(6)	Vest when the average of the high and low daily selling price of our Common Stock for 60 consecutive trading days is at least $25 for the first 100,000 shares and $30 for the remaining 100,000 shares.

OPTION EXERCISES AND STOCK VESTED TABLE

This table provides information for the named executive officers for options that were exercised, and stock awards that vested and released, during 2009 on an aggregate basis, and does not reflect shares withheld by the Company for exercise price or taxes.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)
Eugene A. Hall	—	—	183,217	2,258,161
Christopher J. Lafond	—	—	47,417	580,907
Per Anders Waern	16,400	110,040	8,239	97,231
Alwyn Dawkins	—	—	6,057	79,210
Lewis G. Schwartz	—	—	23,702	290,379

(1)	Represents the difference between the market price of our Common Stock at exercise and the exercise price for all options exercised during the year.

(2)	Includes restricted stock units awarded in prior years as long-term incentive compensation that released in 2009.

(3)	Represents the number of shares that released during the year multiplied by the market price of our Common Stock on the release date.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The Company maintains a Non-Qualified Deferred Compensation Plan for certain officers and key personnel whose aggregate compensation in 2009 was expected to exceed $200,000. This plan currently allows qualified U.S.-based employees to defer up to 50% of annual salary and/or up to 100% of annual bonus earned in a fiscal year. In addition, in 2009 the Company made a contribution to the account of each named executive officer who deferred compensation equal to the amount of such executive’s contribution (up to 4% of base salary and bonus), less $6,600. Deferred amounts are deemed invested in several independently-managed investment portfolios selected by the participant for purposes of determining the amount of earnings to be credited by the Company to that participant’s account. The Company may, but need not, acquire investments corresponding to the participants’ designations.

Upon termination of employment for any reason, all account balances will be distributed to the participant in a lump sum, except that a participant whose account balance is in excess of $25,000 may defer distributions for an additional year, or elect to receive the balance in 20, 40 or 60 quarterly installments. In the event of an unforeseen emergency (which includes a sudden and unexpected illness or accident of the participant or a dependent, a loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstance beyond the participant’s control), the participant may request early payment of his or her account balance, subject to approval.

The following table provides information (in dollars) concerning contributions to the Plan in 2009 by the participating named executive officers, the Company’s matching contribution, 2009 earnings and account balance at year end. During 2009, there were no withdrawals by, or distributions to, any named executive officer.

			Aggregate	Aggregate
	Executive	Company	Earnings	Balance
	Contributions	Contributions	(loss) in	at
Name	in 2009 (1)	in 2009 (2)	2009	12/31/09

Eugene A. Hall	59,623	53,022	91,893	396,249
Christopher J. Lafond	27,423	20,823	19,950	158,023
Per Anders Waern	13,242	6,642	2,616	22,499
Alwyn Dawkins	23,331	8,408	16,954	99,082
Lewis G. Schwartz	24,536	17,936	25,067	150,602

(1)	The amount of Executive Contributions is included in the Base Salary and/or Non-Equity Incentive Plan Compensation amounts reported for the named executive officer in the Summary Compensation Table.

(2)	Company Contributions are included in the “All Other Compensation” column of the Summary Compensation Table, and in the “Company Match Under Non-qualified Deferred Compensation Plan” column of the Other Compensation Table for the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 regarding the number of shares of our Common Stock that may be issued upon exercise of outstanding options, stock appreciation rights and other rights (including restricted stock, restricted stock units and common stock equivalents) awarded under our equity compensation plans (and, where applicable, related weighted-average exercise price information), as well as shares available for future issuance under our equity compensation plans.

	Number of Securities	Weighted Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	For Future Issuance
	Outstanding Options	Options	Under Equity
Plan Category	and Rights (1)	and Rights ($) (1)	Compensation Plans

Equity Compensation Plans Approved by Stockholders:
Stock Option and Long-Term Incentive Plans(2),(3)	7,861,965	11.83	8,644,792
2002 Employee Stock Purchase Plan			1,557,181
Equity Compensation Plans Not Approved by Stockholders(4)	1,356,362	9.05
Total	9,218,327	11.13	10,201,973

(1)	The Weighted Average Exercise Price column does not reflect the exercise price of out-of-the-money stock-settled stock appreciation rights (SARs) or options.

(2)	Consists of the 1991 Stock Option Plan, the 1994 Long-Term Option Plan and the 2003 Long-Term Incentive Plan (2003 Plan). Securities are currently available for issuance only under the 2003 Plan.

(3)	With respect to SARs issued under the 2003 Plan, we have calculated, and given effect in the table to, the number of shares of Common Stock that would be issued upon settlement of outstanding in-the-money SARs at December 31, 2009 (1,794,690) using the closing price of our Common Stock at fiscal year end ($18.04), and not the actual number of SARs outstanding at year end (2,888,693). At December 31, 2009, there were 1,094,003 out-of-the-money SARs outstanding with exercise prices ranging from $18.10 to $21.85, all of which have been excluded from the table and the weighted average calculation.

(4)	Consists of the 1999 Stock Option Plan. No securities remain available for issuance under this plan.

(5)	Since December 31, 2009 to date, 1,084,115 restricted stock units and 567,179 SARs were awarded to our executive officers and associates under the 2003 Plan, which were issued primarily in connection with the 2010 annual equity award, and 675,493 shares were added back to the 2003 Plan on account of shares withheld for taxes, surrendered to pay exercise price or cancelled awards.

As of March 31, 2010, there were 7,259,754 options and SARs outstanding, with a weighted average exercise price of $13.31 and an average remaining term of 3.8 years. As of the same date, the number of full value shares granted and unvested was 3,855,969 and the number of shares available for future grant was 6,388,102. At the present time, equity awards are only issued under the 2003 LTIP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of shares of our Common Stock as of April 12, 2010 (including shares that will release (RSUs) or become exercisable (options or SARs) within 60 days following April 12, 2010) by: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than five percent of our Common Stock, (ii) each of our directors, (iii) each named executive officer, and (iv) all directors, named executive officers and other current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06902. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table directly own, and have sole voting and investment power with respect to, all shares of our Common Stock shown as beneficially owned by them. To the Company’s knowledge, none of these shares has been pledged.

	Number of Shares
	Beneficially	Percent
Beneficial Owner	Owned	Owned

Michael J. Bingle(1)	1,321	*
Richard J. Bresser	9,131	*
Karen E. Dykstra(2)	18,763	*
Russell P. Fradin	6,922	*
Anne Sutherland Fuchs(3)	44,705	*
William O. Grabe(3)	109,705	*
Stephen G. Pagliuca(4)	131,245	*
James C. Smith(5)	1,017,373	1.1
Jeffrey W. Ubben(6)	20,812,013	21.6
Eugene A. Hall(7)	1,987,154	2.0
Christopher Lafond(8)	566,690	*
Lewis G. Schwartz(9)	269,273	*
Per Anders Waern(10)	32,521	*
Alwyn Dawkins(11)	3,243	*
All current directors, named executive officers and other current
executive officers as a group (21 persons)(12)	26,180,470	26.4
ValueAct Capital Master Fund, L.P. (13)
435 Pacific Avenue, 4th floor, San Francisco, CA 94133	20,790,013	21.6
Baron Capital Group, Inc. (14)
767 Fifth Avenue, New York, NY 10153	9,081,186	9.4
Marathon Asset Management LLP (15)
Upper St. Martin’s Lane, London WC2H 9EA UK	7,083,161	7.4
Royce & Associates, LLC
1414 Avenue of the Americas, New York, NY	5,891,100	6.1

*	Less than 1%

(1)	Includes 1,321 restricted stock units (“RSUs”) that will release on June 4, 2010.

(2)	Includes 4,340 RSUs that will release on June 4, 2010 (the “2009 Director RSU Award”).

(3)	Includes 21,000 shares issuable upon the exercise of options and the 2009 Director RSU Award.

(4)	Includes 1,023 RSUs that will release on June 4, 2010, and 10,000 shares held by a family trust as to which Mr. Pagliuca may be deemed a beneficial owner.

(5)	Includes the 2009 Director RSU Award, 50,000 shares held by members of Mr. Smith’s immediate family and 211,900 shares held by a family foundation as to which Mr. Smith may be deemed a beneficial owner.

(6)	Includes 22,000 shares issuable upon exercise of options. Also includes the shares owned by ValueAct Capital Master Fund, L.P. as to which Mr. Ubben may be deemed a beneficial owner. Mr. Ubben disclaims beneficial ownership in the ValueAct shares, except to the extent of his pecuniary interest therein.

(7)	Includes 200,000 shares of restricted stock, none of which have vested. Also includes 83,895 RSUs that will release, and 785,885 and 580,476 shares issuable upon the exercise of stock options and stock appreciation rights (“SARs”), respectively.

(8)	Includes 19,740 RSUs that will release, and 277,000 and 250,032 shares issuable upon the exercise of stock options and SARs, respectively.

(9)	Includes 9,870 RSUs that will release, and 130,000 and 124,976 shares issuable upon the exercise of stock options and SARs, respectively. Also includes 10 shares held by a member of Mr. Schwartz’ immediate family as to which Mr. Schwartz may be deemed a beneficial owner.

(10)	Includes 1,500 RSUs that will release, and 31,021 shares issuable upon the exercise of SARs.

(11)	Includes 625 RSUs that will release.

(12)	Includes 179,937 RSUs that will release, and 1,414,885 and 1,470,256 shares issuable upon the exercise of stock options and SARs, respectively. Also includes 200,000 shares of restricted stock held by Mr. Hall, and the ValueAct shares.

(13)	These shares are owned directly by ValueAct Capital Master Fund, L.P. (the “Fund”) and may be deemed to be beneficially owned by (i) VA Partners I, LLC, the General Partner of the Fund, (ii) ValueAct Capital Management, L.P., the manager of the Fund, (iii) ValueAct Capital Management, LLC, the General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P., the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC, the General Partner of ValueAct Holdings, L.P.

(14)	Includes shares beneficially owned by Baron Capital Group, Inc. and Ronald Baron, who disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Baron Capital Group, Inc. and Ronald Baron; also includes 8,873,089 shares beneficially owned by BAMCO, Inc. and 208,097 shares beneficially owned by Baron Capital Management, Inc., who disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc., Baron Capital Management, Inc. and their affiliates.

(15)	Includes shares beneficially owned by Marathon Asset Management LLP (an investment adviser) and by various control persons including M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd, William James Arah, Jeremy John Hosking and Neil Mark Ostrer, all of whom disclaim beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that all reports were timely filed.

TRANSACTIONS WITH RELATED PERSONS

Gartner is a provider of comprehensive research coverage of the IT industry to approximately 10,000 client organizations, including approximately 400 Fortune 500 companies across 80 countries. Because of our worldwide reach, it is not unusual for Gartner to engage in ordinary course of business transactions involving the sale of research or consulting services with entities in which one of our directors, executive officers or a greater than 5% owner of our stock, or immediate family member of any of them, may also be a director, executive officer, partner or investor, or have some other direct or indirect interest. We will refer to these transactions generally as related party transactions.

Our Governance Committee reviews all related party transactions to determine whether any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, has a material direct or indirect interest, or whether the independence from management of our directors may be compromised as a result of the relationship or transaction. Our Board Principles and Practices, which are posted on www.investor.gartner.com, require directors to disclose all actual or potential conflicts of interest regarding a matter being considered by the Board or any of its committees and to excuse themselves from that portion of the Board or committee meeting at which the matter is addressed to permit independent discussion. Additionally, the member with the conflict must abstain from voting on any such matter. The Governance Committee is charged with resolving any conflict of interest issues brought to its attention and has the power to request the Board to take appropriate action, up to and including requesting the involved director to resign. Our Audit Committee and/or Board of Directors reviews and approves all material related party transactions involving our directors in accordance with applicable provisions of Delaware law and with the advice of counsel, if deemed necessary.

The Company maintains a written conflicts of interest policy which is posted on our intranet and prohibits all Gartner employees, including our executive officers, from engaging in any personal, business or professional activity which conflicts with or appears to conflict with their employment responsibilities and from maintaining financial interests in entities that could create an appearance of impropriety in their dealings with the Company. Additionally, the policy prohibits all Gartner employees from entering into agreements on behalf of Gartner with any outside entity if the employee knows that the entity is a related party to a Gartner employee; i.e., that the contract would confer a financial benefit, either directly or indirectly, on a Gartner employee or his or her relatives. All potential conflicts of interest and related party transactions involving Gartner employees must be reported to, and pre-approved by, the General Counsel.

In 2009, there were no related party transactions in which any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, had or will have a direct or indirect material interest.

MISCELLANEOUS
STOCKHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with any of our directors by writing to them c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. 10212, Stamford, CT 06904-2212. All communications other than those which on their face are suspicious, inappropriate or illegible will be delivered to the director to whom they are addressed.

AVAILABLE INFORMATION
Our website address is www.gartner.com. The investor relations section of our website is located at www.investor.gartner.com and contains, under the “Corporate Governance” link, current electronic printable copies of our (i) CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, (ii) Code of Business Conduct, which applies to all Gartner officers, directors and employees, (iii) Principles of Ethical Conduct which applies to all employees, (iv) Board Principles and Practices, the corporate governance principles that have been adopted by our Board and (v) charters for each of the Board’s standing committees: Audit, Compensation and Governance/Nominating. This information is also available in print to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904 — 2212.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING
If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, we must receive your proposal by December 22, 2010, it must comply with the Rule 14a-8 under the Exchange Act and must be directed to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904 — 2212.

If you want to make a proposal for consideration at next year’s Annual meeting without having it included in our proxy materials, we must receive your proposal at least 90 days prior to the 2011 Annual Meeting. The proposal must contain: your name and address; the nature of the business to be proposed; a representation that you are a stockholder of record entitled to vote and, if applicable, that you intend to appear in person to introduce the business specified in the notice; a description of all arrangements or understandings between you and any person you intend to nominate for election; any other information regarding your proposal that would be required to be included in a proxy statement under the rules of the SEC had your proposal been made by management; and, if applicable, the consent of each person you intend to nominate to serve as a director. The Company’s bylaws provide that if we give less than 100 days’ notice of the 2011 Annual Meeting, we must receive your proposal within ten days after we give the notice. If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2011 Annual Meeting. Proposals should be addressed to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212.

ANNUAL REPORT
A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 10-K”) has been filed with the Securities and Exchange Commission. You may also obtain a copy at www.investor.gartner.com. A copy of the 2009 10-K is also contained in our 2009 Annual Report to Stockholders, which accompanies this Proxy Statement. A copy of the 2009 10-K will be mailed to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904 — 2212.

OTHER BUSINESS
Management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the 2010 Annual Meeting of Stockholders. However, if any other matters properly come before the 2010 Annual Meeting, the persons designated by the Company as proxies may vote the shares of Common Stock they represent in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis G. Schwartz
Corporate Secretary

Stamford, Connecticut
April 20, 2010

GARTNER, INC.
ATTN: Investor Relations
56 TOP GALLANT ROAD
STAMFORD, CT 06904-2212
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All
	All	All	Except
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Michael J. Bingle	02 Richard J. Bressler	03 Karen E. Dykstra	04 Russell P. Fradin	05 Anne Sutherland Fuchs
06 William O. Grabe	07 Eugene A. Hall	08 Stephen G. Pagliuca	09 James C. Smith	10 Jeffrey W. Ubben

The Board of Directors recommends you vote FOR the following proposal (s):	For	Against	Abstain

2 Ratification of Selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 2009 Annual Report is/are available at www.proxyvote.com.

GARTNER, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
June 3, 2010 10:00 AM
The stockholder(s) hereby appoint Eugene A. Hall, Christopher J. Lafond or Lewis G. Schwartz, or any of them, as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all of the shares of Common Stock of Gartner, Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 3, 2010 at the offices of Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06904 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
Continued and to be signed on reverse side